Exhibit 2.1

Business Purchase Agreement

relating to the

NXP High Speed Data Converter Business

between

NXP B.V.
as the Seller

and

Integrated Device Technology, Inc.
as the Purchaser

Dated 22 February 2012

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Contents

Clause	Page

1	Interpretation	4
2	Sale and purchase; Transfer	6
3	Consideration	8
4	Conditions Precedent	9
5	Pre-Closing covenants	11
6	Closing	15
7	Post-Closing obligations	16
8	Warranties	21
9	Indemnification	22
10	Claims	25
11	Restrictions	27
12	Confidentiality	29
13	Miscellaneous	29

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedules
Schedule 1 - Definitions
Schedule 2 - Business Sellers, Business / Business Assets, Business Purchasers
Schedule 3 - Business Employees
Schedule 4 - Retirement Benefit Arrangements
Schedule 5 - Closing
Schedule 6 - Agreed Terms Transitional Services Agreement
Schedule 7 - Seller's Warranties
Schedule 8 - Additional Amount
Schedule 9 - Disclosure Letter
Schedule 10 - Individuals deemed to have knowledge in respect of relevant Seller's Warranties
Schedule 11 - Agreed Terms Intellectual Property Transfer and License Agreement
Schedule 12 - Key Terms Manufacturing & Supply Agreement
Schedule 13 - Purchaser's Warranties
Schedule 14 - Data Room Index
Schedule 15 - Material Contracts
Schedule 16 - Agreed Terms Escrow Agreement
Schedule 17 - Key Employees
Schedule 18 - Allocation

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Business Purchase Agreement
THIS AGREEMENT IS MADE BETWEEN:

(1)
NXP B.V., a private limited liability company incorporated under the laws of the Netherlands, with corporate seat in Eindhoven, and registered address at High Tech Campus, 5656AG, Eindhoven, the Netherlands (the “Seller”); and

(2)
Integrated Device Technology, Inc., a company incorporated under the laws of Delaware, with its registered office in 6024 Silver Creek Valley Road, San Jose, California, 95138, United States of America (the “Purchaser”).

WHEREAS:

(A)
The Seller and the Purchaser entered into the Confidentiality Agreement, pursuant to which certain confidential information relating to the Business and the related assets and liabilities was made available to the Purchaser and its Representatives;

(B)
The Seller gave the Purchaser and its Representatives access to the Data Room, as well as the opportunity to make various site visits and to ask questions and carry out such investigations as the Purchaser deemed necessary in relation to the Business and the related assets and liabilities; and

(C)
The Seller wishes to sell the Business and the related assets and liabilities to the Purchaser, and the Purchaser wishes to acquire the same, on and subject to the terms and conditions set out in this Agreement.

Business Purchase Agreement
THIS AGREEMENT IS MADE BETWEEN:

(1)
NXP B.V., a private limited liability company incorporated under the laws of the Netherlands, with corporate seat in Eindhoven, and registered address at High Tech Campus, 5656AG, Eindhoven, the Netherlands (the “Seller”); and

(2)
Integrated Device Technology, Inc., a company incorporated under the laws of Delaware, with its registered office in 6024 Silver Creek Valley Road, San Jose, California, 95138, United States of America (the “Purchaser”).

WHEREAS:

(A)	The Seller and the Purchaser entered into the Confidentiality Agreement, pursuant to which certain confidential information relating to the Business and the related assets and liabilities was

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

made available to the Purchaser and its Representatives;

(B)
The Seller gave the Purchaser and its Representatives access to the Data Room, as well as the opportunity to make various site visits and to ask questions and carry out such investigations as the Purchaser deemed necessary in relation to the Business and the related assets and liabilities; and

(C)
The Seller wishes to sell the Business and the related assets and liabilities to the Purchaser, and the Purchaser wishes to acquire the same, on and subject to the terms and conditions set out in this Agreement.

THE PARTIES TO THIS AGREEMENT, INTENDING TO BE LEGALLY BOUND, AGREE AS FOLLOWS:

1	INTERPRETATION
In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 (including Schedule 1) apply throughout.

1.1	Definitions

1.1.1	Capitalised terms, including those used in the preamble of this Agreement, shall have the meaning as defined in Schedule 1.

1.2	References to persons
References to:

1.2.1	a person include any individual, company, partnership or unincorporated association (whether or not having separate legal personality); and

1.2.2	a company include any company, corporation or any body corporate, wherever incorporated.

1.3	Headings and references to Clauses, Schedules and Paragraphs

1.3.1	Headings have been inserted for convenience of reference only and do not affect the interpretation of any of the provisions of this Agreement.

1.3.2	A reference in this Agreement to:

(a)	a Clause or Schedule is to the relevant Clause of or Schedule to this Agreement; and

(b)	a Paragraph is to the relevant Paragraph of the relevant Schedule.

1.4	References to liabilities and obligations

1.4.1
Any reference in this Agreement to a liability or obligation of a 'Business Seller', a 'member of the Seller's Group' or 'the Seller's Group', shall be deemed to include a reference to an obligation on the part of the Seller to procure that the relevant liability is discharged or obligation is performed by the relevant Business Seller or relevant other member of

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the Seller's Group on and subject to the terms and conditions set out in this Agreement.

1.4.2
Any reference in this Agreement to a liability or obligation of a 'Business Purchaser', a 'member of the Purchaser's Group' or 'the Purchaser's Group', shall be deemed to include a reference to an obligation on the part of the Purchaser to procure that the relevant liability is discharged or obligation is performed by the relevant Business Purchaser or relevant other member of the Purchaser's Group on and subject to the terms and conditions set out in this Agreement.

1.5	Information

1.5.1
References to books, records or other information include books, records or other information stored in any form including paper, magnetic media, films, microfilms, electronic storage devices and any other data carriers.

1.6	Legal terms

1.6.1
In respect of any jurisdiction other than the Netherlands, a reference to any Netherlands legal term shall be construed as a reference to the term or concept which most nearly corresponds to it in that jurisdiction.

1.7	Other references

1.7.1	Whenever used in this Agreement, the words 'include', 'includes' and 'including' shall be deemed to be followed by the phrase 'without limitation'.

1.7.2	Whenever used in this Agreement, the words 'as of' shall be deemed to include the day or moment in time specified thereafter.

1.7.3	Any reference in this Agreement to any gender shall include all genders, and words importing the singular shall include the plural and vice versa.

1.7.4	The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.7.5	Any capitalized terms used in any schedule to this Agreement but not otherwise defined therein, shall have the meaning as defined in this Agreement.

1.7.6	References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

2	SALE AND PURCHASE; TRANSFER

2.1	Business Assets; Assumed Business Liabilities

2.1.1
Subject to the terms and conditions of this Agreement, the Seller hereby sells the Business to the Purchaser who hereby purchases the Business, which sale comprises all of the right, title and interest of the Seller's Group as at Closing in and to:

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(a)	the Moveables;

(b)	the Inventory;

(c)	the Business Intellectual Property (on the terms set out in the Intellectual Property Transfer and License Agreement to be entered into at Closing);

(d)	the Contracts (on the terms set out in Schedule 5);

(e)	the benefit (so far as the same can lawfully be assigned or transferred to the relevant Business Purchaser) of Insurance Claims;

(f)
all claims and causes of action of the Seller or any of the Seller’s Group against other persons (regardless of whether or not such claims and causes of action have been asserted by any of the Business Sellers), and all rights of indemnity, warranty rights, rights of contribution, rights to credit or refunds, rights of reimbursement and other rights of recovery possessed by the Seller or any of the Seller’s Group (regardless of whether such rights are currently exercisable) to the extent exclusively related to the Business or the Company Products; provided, that for the avoidance of doubt, (i) any claim that is fully satisfied shall not be a claim under this subclause and (ii) any transfer of rights under this subclause accruing from the ownership of the Business Intellectual Property shall be exclusively dealt with by the Intellectual Property Transfer and License Agreement;

(g)	all Books and Records of the Seller and the Seller’s Group; and

(h)	the Goodwill.

2.1.2
Any rights and assets of the Seller or any of the Seller’s Group which are not expressly included in Clause 2.1.1 are excluded from the sale and transfer of the Business pursuant to this Agreement, including Cash and Pre-Closing Receivables.

2.1.3
On the Closing Date, the Seller shall procure the transfer by the relevant Business Sellers and the Purchaser shall procure the acceptance by the relevant Business Purchasers of the transfer and the assumption, due and punctual payment, satisfaction, discharge, performance or fulfilment by the relevant Business Purchasers of all Assumed Business Liabilities in accordance with Paragraph 1.2(b)(viii) of Schedule 5.

2.1.4
Notwithstanding anything to the contrary contained in this Agreement, except for the Assumed Business Liabilities, the Purchaser shall not be obligated to assume or to perform or discharge any other Liability of the Seller or the Seller’s Group (such other Liabilities being referred to as “Excluded Liabilities”).

2.1.5
The Parties agree that the obligations of the Seller or the Seller’s Group under the Contracts transferred to the Purchaser at Closing will be Fully Indemnified Liabilities to the extent such obligations (i) arise or relate to periods prior to the Closing Date, (ii) arise from or relate to any breach by the Seller or any of the Seller’s Group of any provision of any such Contracts (other than with respect to the Assumed Warranty Obligations)

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

or (iii) arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a breach of any such Contracts.

2.2	Business Employees and Retirement Benefit Arrangements

2.2.1	The provisions of Schedule 3 shall apply in respect of the Business Employees.

2.2.2	The provisions of Schedule 4 shall apply in respect of the Retirement Benefit Arrangements.

2.3	Leased Properties

2.3.1
The Seller and the Purchaser shall procure that the relevant Business Seller and the relevant Business Purchaser each use all reasonable efforts after Signing to obtain as soon as possible such consent of the lessor of each Leased Property as may be required by Law and/or pursuant to the lease agreement with respect to the relevant Leased Property, for the relevant Business Seller and relevant Business Purchaser to enter into a sublease agreement at Closing with respect to the relevant Leased Property for a period of time to be agreed upon by the Parties.

2.3.2
In connection with the obtaining of the consent of each lessor referred to in Clause 2.3.1, the Purchaser shall procure that the relevant Business Purchaser supplies to the relevant Business Seller such information and references regarding the financial position of the relevant Business Purchaser as may be reasonably requested by the relevant Business Seller or the relevant lessor and shall enter into such undertakings or procure such guarantees as may be reasonably requested by each lessor in respect of any liabilities or obligations to which the relevant Business Purchaser will become subject under the relevant sublease agreement.

2.4	Transfer Documents

2.4.1
On the Closing Date, the Seller shall execute or shall procure the execution by the relevant members of the Seller's Group, and the Purchaser shall execute or shall procure the execution by the relevant members of the Purchaser's Group, as the case may be, of such agreements, deeds, transfers, conveyances and other documents (in accordance with the applicable local Law and otherwise as may be agreed between the Seller and the Purchaser) to implement the transfer at Closing of the Business (collectively, the “Transfer Documents” and individually, a “Transfer Document”).

2.4.2	To the extent that the provisions of a Transfer Document are inconsistent with other provisions of this Agreement (which term, for purposes of this Clause 2.4.2, shall exclude all Transfer Documents):

(a)	the said other provisions of this Agreement shall prevail; and

(b)	the Seller and the Purchaser shall procure that, so far as permissible under the Laws of the relevant jurisdiction, the provisions of the relevant Transfer Document are adjusted to the

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

extent necessary to give effect to the provisions of this Agreement.

3	CONSIDERATION

3.1	Purchase Price

3.1.1	The purchase price for the Business (the “Purchase Price”) shall be an amount equal to the aggregate of the following amounts:

(a)	$31,162,000 (thirty one million and one hundred sixty two thousand United States dollars); plus

(b)
if Closing has not occurred by June 4, 2012 (the “Target Closing Date”), the United States dollar amount (the “Additional Amount”) to be calculated as described in Schedule 8, it being understood that payment of the Additional Amount does not prejudice the right of each Party to claim from the other Party any damages arising from any breach by that Party of any of its obligations contained in Clause 4.2.

3.2	Allocation

3.2.1
Except as required by applicable Law, the Seller and the Purchaser shall procure that the Seller's Group and the Purchaser's Group, respectively, shall prepare their respective tax returns and any applicable Local Business transfer agreements relating to the transactions contemplated by this Agreement consistently with Schedule 18, which allocates the Purchase Price among the Local Businesses.

3.3	Value Added Tax

3.3.1
The Seller and the Purchaser shall each use all reasonable efforts to secure, and the Seller is entitled to seek advance clearance from the relevant Tax Authorities, that the sale and purchase of the Business under this Agreement is treated neither as a supply of goods nor as a supply of services for the purposes of VAT pursuant to Article 19 and Article 29 of EC Council Directive 2006/112 on the common system of value added tax or any similar or analogous rules in any jurisdiction for the purposes of the law governing VAT in the relevant jurisdiction, as a result of which deliveries of goods and services performed under this Agreement shall not be subject to VAT. The Seller and the Purchaser shall procure that the relevant Business Sellers and Business Purchasers, respectively, will fulfil statutory filing formalities, if any, that are required for the sale and purchase of the Business under this Agreement not to be subject to VAT. The Purchaser further declares:

(a)	that each Business Purchaser will use the Business Assets acquired by it in carrying on the Business following Closing; and

(b)	each Business Purchaser is a taxable person for VAT purposes.

3.3.2	If any VAT becomes chargeable in respect of the sale of any of the Business Assets and the Tax Authorities in the relevant jurisdiction have confirmed this in writing, the relevant

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Business Seller shall provide a VAT invoice to the relevant Business Purchaser and within five (5) Business Days following receipt of such valid invoice, such Business Purchaser shall pay to such Business Seller the amount of VAT due with respect to the such Business Assets; provided, that any interest or penalties relating thereto shall be borne by the relevant Business Seller.

3.4	Adjustment to Purchase Price pursuant to claims

3.4.1
All payments (including interest payments but excluding any VAT chargeable on any such payments and/or interest payments) made under this Agreement by the Seller to the Purchaser, or vice versa, shall be made on account of, and, where applicable, as adjustment to, the Purchase Price, it being further agreed that, save as otherwise provided in Schedule 18, each (portion of) such payment shall be allocated to the Local Business (or Business Asset or Assumed Business Liability) to which the payment relates. If a payment does not relate to a Local Business (or Business Asset or Assumed Business Liability), such payment shall be pro rata allocated to the goodwill of the Business.

3.4.2
The foregoing includes any payment made in respect of any claim (i) for any breach of this Agreement (including, for the avoidance of doubt, any breach of the Seller's Warranties) or any agreement entered into pursuant thereto or (ii) pursuant to an indemnity under this Agreement.

4	CONDITIONS PRECEDENT

4.1	Conditions
Closing shall be conditional on satisfaction or waiver of the following Conditions Precedent:

4.1.1	The completion of the information and consultation procedures with the Works Councils in respect of the Transaction.

4.1.2	The notification and consultation procedure pursuant to the Netherlands Merger Code (SER-besluit Fusiegedragsregels 2000) has, in respect of the Transaction, been complied with.

4.1.3
The agreement of the Seller and the Purchaser on (a) the Transfer Documents and (b) the Manufacturing & Supply Agreement on the basis of and taking into account the key terms as set forth in Schedule 12.

4.1.4
No Governmental Authority that has jurisdiction has enacted, entered, issued, promulgated, deemed applicable or enforced any Law, non-appealable judgment, decree, injunction or other legal or regulatory restraint or prohibition that is in effect immediately prior to Closing and permanently restrains or prohibits this Agreement or the completion of the Transaction, or which makes the consummation of the Transaction unlawful.

4.1.5
No legal action or legal Proceeding is pending, and no written claim has been submitted to the Seller or any of the Seller’s Group, immediately prior to Closing by a bona fide third party (including any Governmental Authority) (a) involving any material challenge to, or seeking material damages or other material relief in connection with the Transaction, or (b) that may have the effect of delaying, prohibiting, making unlawful or restraining completion of the Transaction.

4.1.6
The representations and warranties of the Seller in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), it being understood that, for the purposes of determining the accuracy of such representations and warranties, all materiality qualifications contained in such representations and warranties shall be disregarded. The Seller shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by the Seller at or prior to Closing.

4.1.7
Each of the persons (the “Key Employees”) listed on Schedule 17 shall have remained continuously employed with the Seller from the date of this Agreement through the date on which the Purchaser shall have conveyed a written communication of compensation terms to each such Key Employee.

4.1.8
The Seller shall have obtained prior to Closing, and delivered to the Purchaser at or prior to Closing, all consents, waivers and approvals in relation to any Material Contract which is not assignable without a Third-Party Consent.

4.2	Responsibility for satisfaction

4.2.1	Each of the Parties shall use commercially reasonable efforts to ensure satisfaction of the Conditions Precedent. Specifically:

(a)
the Parties shall use good faith efforts to finalise the Manufacturing & Supply Agreement and the Transfer Documents in accordance with this Agreement, in each case within forty-five (45) calendar days following Signing but no later than the Target Closing Date; and

(b)
the Purchaser shall use good faith and diligent efforts to convey a written communication of compensation terms to each Key Employee as soon as reasonably practicable following the earlier of (i) the Purchaser being allowed to do so under applicable Law and (ii) the completion of the information and consultation procedures with the Works Councils in respect of the Transaction, but, no later than the Target Closing Date (assuming the satisfaction of either (i) or (ii) on or before such date).

4.2.2	The Seller and the Purchaser shall:

(a)	take any action as may reasonably be required to complete the information and consultation

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

procedures with the Works Councils in accordance with the Laws of the relevant jurisdiction; and

(b)	promptly co-operate with and provide all necessary information and assistance as may be reasonably required by the Works Councils in connection with the Condition Precedent set out in Clause 4.1.1.

4.2.3
In the event that any administrative or judicial action or Proceeding is instituted (or threatened to be instituted) by a Governmental Authority or any other person challenging (any part of) the Transaction, each Party shall co-operate in all respects with the other Party and use commercially reasonable efforts to defend, contest and resist any such action or Proceeding and to have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts the completion of the Transaction.

4.3	(Non-)Satisfaction/Waiver

4.3.1
Within three (3) Business Days of becoming aware of the same, the Purchaser shall give notice to the Seller, or vice versa, of (non-)satisfaction of any of the Conditions Precedent or if it is reasonably likely that any Condition Precedent will not be satisfied by the Outside Date.

4.3.2
The Conditions Precedent may only be waived by written agreement between the Seller and the Purchaser, other than the Conditions Precedent in Clauses 4.1.6 through 4.1.8, which may only be waived by the Purchaser; provided, that such waiver does not breach applicable Law.

4.3.3
If the Conditions Precedent set out in Clause 4.1 are not satisfied or waived on or before one (1) year after Signing (such date, the “Outside Date”), then each Party may in its sole discretion, terminate this Agreement by notice to the other Party, in addition to and without prejudice to all other rights or remedies available including any claim of either Party arising from any breach by other Party of any of its obligations contained in Clause 4.2; provided, that the right to terminate this Agreement under this Clause 4.3.3 shall not be available to any Party whose failure to fulfil any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of Closing to occur on or before the Outside Date.

5	PRE-CLOSING COVENANTS

5.1	Conduct of business

5.1.1
The Seller undertakes to use reasonable efforts to do the following, and to use reasonable efforts to procure that the relevant members of the Seller's Group do the following, between Signing and Closing:

(a)	carry on the Business as a going concern in the ordinary course, consistent with past practice;

(b)	preserve, with respect to the Business, their present business organisations, lines of business and their relationships with Business Employees, customers, suppliers, distributors,

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

licensors, licensees and others having business dealings with the Business, in each case, consistent with past practice and policies;

(c)
the Seller shall promptly (and in any event within three (3) Business Days) notify the Purchaser, to the extent it is aware, of any change, occurrence or event not in the ordinary course of business, or of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to be materially adverse to the Business, the Business Assets or the Business Employees, or cause any of the Conditions Precedent not to be satisfied; and

(d)
the Seller shall assure that each of the Contracts entered into after the Signing Date comply with the covenants in Clause 5.1.2, will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Transaction, and shall give reasonable advance notice to the Purchaser prior to allowing any Material Contract or right thereunder to lapse or terminate by its terms.

5.1.2
Without limiting the generality or effect of the provisions of Clause 5.1.1, during the Pre-Closing Period, the Seller shall not, and shall not permit any of the Seller’s Group to, do, cause, or permit any of the following with respect to the Business without the prior written consent of the Purchaser, such consent not to be unreasonably withheld or delayed (other than for subclauses (b), (c) and (i) of this Clause 5.1.2, as to which the Purchaser may withhold consent in its sole discretion):

(a)
enter into any agreement or make any commitment involving any capital expenditure, capital addition or capital improvement in excess of $25,000 individually or $50,000 in the aggregate, or enter into any such agreement or make any such commitment outside the ordinary course of business;

(b)
acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership;

(c)
sell, lease, license or otherwise dispose of or encumber (other than Permitted Encumbrances) any of the Business Assets, other than sales of products in the ordinary course of business or enter into any Contract with respect to the foregoing; provided, that for the purpose of this subclause (c) only the Business Intellectual Property shall be deemed not to form part of the Business Assets and the Contracts but is instead addressed under subclause (i) below;

(d)
(i) hire any additional Business Employees, or any consultants or independent contractors to provide services related to the Business, (ii) terminate the employment, change the title, office or position, or materially reduce the responsibilities of any management, supervisory or other key personnel of the Seller who are Business Employees, (iii) enter into, amend or extend the term of any employment with any Business Employee, or (iv) enter into any

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Contract with a labour union or collective bargaining agreement;

(e)
take any action to materially increase in any manner the compensation (wages, salary, bonuses, pension or any other form of compensation) of any Business Employee, except: (i) in the ordinary course of business consistent with past practice; (ii) if such increase relates to bonus arrangements in connection with the Transaction; or (iii) to the extent already provided for in the relevant employment agreement of such Business Employee or the applicable collective bargaining agreement covering such Business Employee;

(f)
grant or pay, or enter into or amend any Contract providing for the granting of any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any Business Employee or consultant who provides service to the Business;

(g)
cancel, terminate, materially modify or knowingly allow to lapse any insurance policy providing coverage for events, occurrences or accidents occurring prior to the Closing Date to the extent that same relate to any of the Business Assets or Assumed Business Liabilities.

(h)
enter into any material Contract that is material to the Business or a material Contract requiring a novation or consent in connection with the Transaction, or violate, terminate, amend, or otherwise modify (including by entering into a new Contract with such party or otherwise) or waive any of the terms of any of its Material Contracts;

(i)
sell, license, assign, transfer, convey, encumber, grant any interest in, enter into any Intellectual Property Contract or provide access to any Business Intellectual Property to any person (including any current or former employee or consultant of the Seller or any contractor or commercial partner of the Seller) other than granting non-exclusive licenses or providing access to persons solely in connection with the development, manufacture or sale of Products in the ordinary course of business or to fulfil pre-existing rights of third parties, consistent with past practices;

(j)	dispose of, abandon or permit to lapse any of the Seller’s or any of the Seller Affiliates’ rights in or to the Business Intellectual Property;

(k)
terminate or permit to expire any Contract or Intellectual Property Contract for any Company Intellectual Property, except to the extent such termination or expiration does not affect the rights of use in such Company Intellectual Property;

(l)
enter into or amend any agreement pursuant to which any other party is granted exclusive rights or “most favoured party” rights of any type or scope with respect to any of the Business Intellectual Property, Licensed Intellectual Property with respect to the Business Fields, or the Business, or containing any non-competition covenants or other restrictions relating to its conduct of the Business;

(m)	terminate or waive any right of substantial value with respective to items (d), (e) or (f) of Clause 2.1.1;

(n)	(i) commence a material lawsuit or (ii) settle or agree to settle any pending or threatened Proceeding, lawsuit or other dispute;

(o)	adopt or change any Tax or other accounting methods, principles or practices or change

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

any annual Tax accounting period; make or change any Tax election; settle or compromise any claim, notice, audit report or assessment in respect of Taxes; file any amended Tax Return; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, transfer pricing agreement or closing agreement relating to any Tax; surrender any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; in each case unless such action is required by Law or applicable accounting principles and to the extent such action could reasonably be expected to affect the Business Assets or the Business after the Closing or affect any Liability of the Purchaser or its affiliates for any Tax;

(p)	materially change the manner in which it provides warranties to customers of the Business; or

(q)	agree, resolve or commit to do any of the foregoing.

5.2	Access to the Business

5.2.1
Throughout the Pre-Closing Period, the Seller shall afford, and shall procure that each of the Business Sellers gives, provided the Purchaser is in compliance with its obligations under this Agreement, the Purchaser and its Representatives, upon reasonable notice, reasonable access during normal business hours to (i) the premises where the Business Assets are located and allow them to inspect the Business Assets and (ii) all other information concerning the Business or the Business Assets as the Purchaser may reasonably request. The Purchaser acknowledges and agrees that any information provided to it or any of its Representatives pursuant to this Clause 5.2.1 is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

5.2.2
Subject to compliance with applicable Law, during the Pre-Closing Period, the Seller shall confer from time to time as requested by the Purchaser with one or more Representatives of the Purchaser to discuss any material changes or developments in the operational matters of the Business.

5.2.3	The obligation of the Seller under this Clause 5.2 shall be subject to the right of the relevant Business Seller to refuse access to the Business Assets on the grounds that access:

(a)	would be contrary to any applicable Law;

(b)	would cause undue disruption to its business activities or the management thereof; or

(c)
would in the opinion of the management of the relevant Business Seller involve issues of commercial sensitivity and confidentiality such that access could materially damage the value or competitiveness of the operations of any member of the Seller’s Group.

5.3	Delivery of information

5.3.1
Promptly following the Signing Date, but in any event within 10 days thereafter, the Seller will deliver to the Purchaser on one or more CD-Rom disks a complete and accurate electronic copy of the Data Room.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.3.2
As soon as practicable after Signing, and at least one week prior to the Closing Date, the Seller shall provide the Purchaser with a list of each Transferred Patent and all actions, filings and payment obligations due to be made, subject to Closing occurring, to any Governmental Authority within one hundred and eighty (180) days following the Closing Date.

5.4	Transitional Services Agreement

5.4.1
The Parties shall use good faith efforts to further specify Schedule 2 (Transitional Services to Purchaser) to the Transitional Services Agreement in accordance with this Agreement within forty-five (45) calendar days following Signing.

6	CLOSING

6.1	Date and place

6.1.1	Subject to the satisfaction (or waiver under Clause 4.3.2) of each of the Conditions Precedent, Closing shall take place at the offices of the Seller's Lawyers at 17:00 hours Amsterdam time on:

(a)	the first (1st) Business Day of the Seller's monthly reporting period that is at least five (5) Business Days after the Date of Satisfaction of Conditions Precedent;

(b)
at the option of the Seller, provided the Seller gives the Purchaser notice thereof within two (2) Business Days after the Date of Satisfaction of Conditions Precedent, any other Business Day within one month after the Date of Satisfaction of Conditions Precedent, provided that such Business Day is at least five (5) Business Days after the Date of Satisfaction of Conditions Precedent; or

(c)	such other date, time and place as may be agreed between the Parties;
provided, that Closing shall not occur before the Target Closing Date.

6.2	Payment of Purchase Price and Closing events

6.2.1	The Purchaser shall pay the Purchase Price, less ten percent (10%) of the Purchase Price (the “Indemnity Escrow Amount”), to:
ABN AMRO Bank N.V.

Account Number: 24.21.19.883

BIC code: ABNANL2AXXX

IBAN: NL62 ABNA 0242 119 883

a trust account of De Brauw Trust, on the Business Day before the Closing Date. Upon receipt, De Brauw Trust will hold the amount for and on behalf of the Purchaser until all Conditions Precedent are satisfied or waived and the Closing obligations referred to in

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 5 for which the Seller is responsible, have been performed, after which De Brauw Trust will hold the Purchase Price for and on behalf of the Seller and shall pay such amount in accordance with the Seller's instructions.

6.2.2
The Purchaser shall pay to the Escrow Agent on the Closing Date the Indemnity Escrow Amount by wire transfer of immediately available funds for deposit in an escrow account (the “Escrow Account”) in accordance with the Escrow Agreement.

6.2.3	At Closing, the Parties shall procure that all obligations for which each of them is responsible pursuant to this Agreement or the Transfer Documents are performed.

6.3	Breach of material Closing obligations

6.3.1
If a Party fails to comply with any material obligation referred to in Clause 6.2 or Schedule 5, then the Purchaser, in the event of non-compliance by the Seller, or the Seller, in the event of non-compliance by the Purchaser, shall be entitled to, (in addition to and without prejudice to all other rights or remedies available, including the right to claim damages) by notice to the Seller or the Purchaser, as the case may be:

(a)	terminate this Agreement, in which event the Parties shall forthwith take all such action as is necessary to reverse any action already taken under Clauses 6.2 and Schedule 5;

(b)	effect Closing so far as practicable having regard to the defaults which have occurred; or

(c)	set a new date for Closing in which case the provisions of Clause 6.2 and Schedule 5 shall apply to Closing as so deferred.

7	POST-CLOSING OBLIGATIONS

7.1	Indemnity against Liabilities

7.1.1
In respect of each Local Business, the Purchaser shall indemnify and hold harmless the Seller and, as an irrevocable third-party stipulation (onherroepelijk derdenbeding), the relevant Business Sellers against any Losses:

(a)	with respect to the Assumed Business Liabilities, other than Fully Indemnified Liabilities;

(b)	with respect to any Liability incurred by the Business Sellers after Closing arising from the conduct by the relevant Business Purchaser of the Business after Closing; and

(c)	which the Business Sellers may suffer by reason of a Business Seller taking any reasonable action to avoid, resist or defend any Liability referred to in Clause 7.1.1(a).

7.1.2
If the Seller becomes aware of any matter or circumstance that is reasonably likely to give rise to a claim against the Purchaser pursuant to Clause 7.1.1, then the Seller shall within forty (40) Business Days deliver a notice to the Purchaser setting out such information as is available to the Seller or any of the Seller’s Group as is reasonably necessary to enable the Purchaser to assess the merits of the claim, to act to preserve evidence and to make such provision as the Purchaser may consider necessary, failing

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

which notice shall not affect the Seller’s right to make the relevant claim under this Agreement except to the extent the Purchaser has been actually and materially prejudiced as a result of such failure.

7.1.3	If a claim pursuant to Clause 7.1.1 is connected with a claim by or liability to a third party, then:

(a)
no admissions in relation to such third-party claim shall be made by or on behalf of the Seller or any of the Seller’s Group and the claim shall not be compromised, disposed of or settled without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed);

(b)
the Purchaser shall be entitled at its own expense, by notice to the Seller, and the Seller’s Group shall duly and fully co-operate to allow the Purchaser, to participate in the defence of any such claim or liability; provided, however, that the Seller shall control the conduct of any related proceedings, negotiations or appeals; and

(c)
where the Purchaser has issued a notice pursuant to Clause 7.1.3(b), the Seller and the Seller’s Group shall give, subject to their being paid reasonable costs and expenses, reasonable information and assistance including reasonable access (with reasonable notice and during business hours) to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Purchaser may reasonably request for the purpose referred to in Clause 7.1.3(b), including instructing such professional or legal advisors as the Purchaser may nominate.

7.2	Pre-Closing Receivables; Post-Closing Receivables

7.2.1
The Purchaser shall and shall procure that the members of the Purchaser's Group shall use their commercially reasonable efforts to assist the Seller's Group in collecting the Pre-Closing Receivables; provided, that this clause does not impose any obligation on the Purchaser or the Purchaser's Group to threaten or commence any Proceedings for recovery of any Pre-Closing Receivables.

7.2.2
If at any time after Closing, any member of the Seller's Group receives any amount in respect of any Post-Closing Receivable, then the Seller shall procure that the relevant member of the Seller's Group pays the amount received, less any reasonable documented out-of-pocket administrative expenses incurred by the Seller in connection with receipt and payment of any such Post-Closing Receivable, to the Purchaser or the relevant Business Purchaser as soon as reasonably practicable.

7.2.3
If at any time after Closing, any member of the Purchaser's Group receives (a) any amount in respect of any Pre-Closing Receivable or (b) any other right, interest, claim or other asset relating to the Business which is not included in the Business Assets, then the Purchaser shall procure that the relevant member of the Purchaser's Group pays the amount received, less any reasonable documented out-of-pocket

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

administrative expenses incurred by the Purchaser in connection with receipt and payment of any such Pre-Closing Receivable, to the Seller or a designated other member of the Seller's Group as soon as reasonably practicable.

7.3	Wrong pockets

7.3.1
Save as may be otherwise provided in this Agreement and without detracting from the Parties’ other rights or obligations under this Agreement, to the extent that any Business Asset or Assumed Business Liability has not been transferred to or assumed by the Purchaser or the relevant Business Purchaser at Closing (the “Non-Transferred Activities”), the Seller shall as soon as practicable after Closing transfer (or procure the transfer of) the Non-Transferred Activities to the Purchaser or a designated other member of the Purchaser's Group and the Purchaser shall take transfer (or procure that the relevant other member of the Purchaser’s Group takes transfer) thereof and, in respect of an Assumed Business Liability, assume and duly pay, satisfy, discharge, perform and/or fulfil, as the case may be, such Assumed Business Liability, in each case (irrespective whether it concerns a Business Asset or an Assumed Business Liability):

(a)	for no further consideration being payable by any Party; and

(b)	it being understood that all costs and expenses to be incurred in transferring any Non-Transferred Activities shall be for the sole risk and account of the Seller.
The Seller shall hold or procure the holding of such Non-Transferred Activities in trust for the Purchaser or the relevant other member of the Purchaser's Group until title in such Non-Transferred Activities is effectively vested in the Purchaser or the relevant other member of the Purchaser's Group.

7.3.2
Save as may be otherwise provided in this Agreement and without detracting from the Parties’ other rights or obligations under this Agreement, to the extent that the Purchaser or a Business Purchaser takes transfer of (i) any Liability of a member of the Seller's Group that is not an Assumed Business Liability, or (ii) any asset of a member of the Seller’s Group that is not a Business Asset at Closing (the “Transferred Activities”), the Purchaser shall as soon as practicable after Closing transfer (or procure the transfer of) the Transferred Activities to the Seller or a designated other member of the Seller's Group and the Seller shall take transfer (or procure that the relevant other member of the Seller’s Group takes transfer) thereof and, in respect of a Liability, assume and duly pay, satisfy, discharge, perform and/or fulfil, as the case may be, such Liability, in each case (irrespective of whether it concerns a Business Asset or an Assumed Business Liability):

(a)	for no further consideration being payable by any Party; and

(b)	it being understood that all costs and expenses to be incurred in transferring any Transferred Activities shall be for the sole risk and account of the Seller.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

The Purchaser shall hold or procure the holding of such Transferred Activities in trust for the Seller or the relevant other member of the Seller's Group until such Transferred Activities are effectively transferred to and assumed by the Seller or the relevant other member of the Seller's Group.

7.3.3
The Purchaser may by notice (a “Non-Transferred Asset Notice”) to the Seller identify any assets of the Seller or any of the Seller’s Group that the Purchaser believes should have been included in the Business Assets transferred at Closing. Prior to initiating any Proceeding in connection with any Non-Transferred Asset Notice, the Parties agree to submit any disputed issue to the General Counsels of the Purchaser and the Seller for negotiation. The Parties further agree to defer initiating any Proceeding for a period of twenty (20) days following the Seller’s receipt of a Non-Transferred Asset Notice (the “Negotiation Period”). During the Negotiation Period, the Parties agree to take commercially reasonable efforts to make their General Counsels available to engage in negotiations to resolve the disputed issue(s). The Negotiation Period may be extended by written mutual agreement.

7.3.4
During the thirty (30) day period following the Closing, the Seller agrees that it shall afford, and shall procure that each member of the Seller’s Group gives, the Purchaser and its Representatives, upon reasonable notice, reasonable access during normal business hours to all information and assistance concerning the Shared Assets as the Purchaser may reasonably request so that the Purchaser can better ascertain the nature, cost, technical requirements and implementation needs of such Shared Assets. The Purchaser acknowledges and agrees that any information provided to it or any of its Representatives pursuant to this Clause 7.3.4 is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

7.4	Use of names

7.4.1
The Purchaser shall, as soon as practicable after Closing, but in any event within three (3) months after Closing, procure that the name "NXP Semiconductors" or "NXP", or any abbreviation thereof, or any name, logo or lettering which is similar to the same, is removed from all products, business stationery and other assets acquired by the Purchaser pursuant to this Agreement (other than the Contracts, photomasks and the Inventory), and from all premises occupied by the Purchaser or any other member of the Purchaser's Group. The Purchaser shall not, and shall procure that no member of the Purchaser's Group shall, after three (3) months after Closing, use in any way whatsoever, by means of trade names, domain names, registered or unregistered trademarks, logos or otherwise, the name "NXP Semiconductors" or "NXP", or any abbreviation thereof, or any name, logo or lettering which is similar to the same (other than with respect to photomasks and the Inventory).

7.4.2	Notwithstanding Clause 7.4.1, the Purchaser shall use commercially reasonable effort

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

to rebrand Company Products manufactured after Closing to the Purchaser’s name, logo and lettering as soon as reasonably practicable after Closing, but in any event within one (1) year after Closing. The Purchaser shall use good faith effort to sell off all the Inventory transferred to it at Closing as soon as practicable after Closing.

7.5	Retention of records

7.5.1
For a period of ten (10) years following Closing, or such longer period as may be prescribed by Law, each Party shall retain all books, records and other written information relating to the Business which are held by or on behalf of any member of the Purchaser's Group or the Seller’s Group, as applicable, pursuant to Closing and, to the extent reasonably required by any Party, each Party shall allow the other Party, upon reasonable notice, access during normal office hours to such books, records and other information, including the right to inspect and make copies (at the requesting Party’s expense).

7.6	Insurance

7.6.1
As of the Closing Date, all coverage with respect to the Business and the Business Assets under the Insurance Policies in respect of events, occurrences or accidents occurring on or after the Closing Date shall be cancelled and terminated.

7.7	Tax

7.7.1
The Purchaser shall procure that all Taxes in respect of the operation of the Business as from the Closing Date shall be paid. Conversely, the Seller shall procure that all Taxes in respect of the operation of the Business before the Closing Date shall be paid. In this respect:

(a)
the Purchaser agrees to pay or to reimburse the Seller all Taxes due by a member of the Seller's Group in respect of the operation of the Business attributable to the Post-Closing Tax Period, even if the payment obligation is incurred before the Closing Date and even where the payment notice was addressed to any of the Business Sellers; and

(b)
the Seller agrees to pay or to reimburse the Purchaser all Taxes due by a member of the Purchaser's Group in respect of the operation of the Business attributable to the Pre-Closing Tax Period, even if the payment obligation is incurred at or after the Closing Date and even where the payment notice was addressed to any of the Business Purchasers, except to the extent such Taxes arise as a result of a transaction outside the ordinary course of business between Closing and the end of the Closing Date.

7.7.2	The Purchaser shall not be liable under Clause 7.7.1 to the extent the Tax is owed by the Seller or the Business Sellers on any capital gain derived from the sale or transfer of the Business.

7.7.3
For the purpose of Clause 7.7.1, all Local Taxes levied with respect to the Business for a Straddle Tax Period shall be apportioned between the relevant Business Sellers on the one hand and the relevant Business Purchasers on the other hand based on the

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

number of days of such Straddle Tax Period, and the Seller shall be liable for the proportionate amount of such Local Taxes that is attributable to the Pre-Closing Tax Period within such Straddle Tax Period, and the Purchaser shall be liable for the proportionate amount of such Local Taxes that is attributable to the Post-Closing Tax Period within such Straddle Tax Period. Any refund, rebate, abatement or other recovery of such Local Taxes attributable to the Pre-Closing Tax Period shall be for the account of the Seller, and any refund, rebate, abatement or other recovery of such Local Taxes attributable to the Post-Closing Tax Period shall be for the account of the Purchaser. Upon receipt of any bill for such Local Taxes or, if applicable, upon payment of such Local Taxes, the Purchaser or the Seller, as applicable, shall present a notice to the other setting forth the amount of reimbursement to which each is entitled under this Clause 7.7.3 together with such supporting evidence as is reasonably necessary to calculate the proration amount.

7.7.4
Payments or reimbursements to be made by either the Seller or the Purchaser shall only be made upon the Purchaser or, as the case may be, the Seller's presentation of documents, invoices, calculation or other receipts.

7.7.5	The due date for payment under Clause 7.7.1 shall be:

(a)
the date which is five (5) Business Days after the date on which notice setting out the amount due is served on the Seller by the Purchaser or, as the case may be, on the Purchaser by the Seller in accordance with Clause 7.7.3; or

(b)
if the relevant Tax Liability is not due until a later date, the date falling five (5) Business Days prior to the latest date for payment of the relevant Taxes in order to avoid interest and penalties arising in respect thereof.

7.7.6
The Seller and the Purchaser shall procure that the relevant Business Purchaser and the relevant Business Seller shall, as soon as practicable possible after Closing, jointly file the form LH592 (Melding loonheffingen overdracht van activiteiten) in connection with the transfer of the Local Business in the Netherlands with the relevant Tax Authority.

8	WARRANTIES

8.1	Seller's Warranties

8.1.1
Subject to the remaining provisions of this Clause 8 and to Clauses 9 and 10, the Seller represents and warrants to the Purchaser that the statements set out in Schedule 7 are true and accurate as at Signing and this statement will be deemed repeated at Closing.

8.1.2
The Purchaser acknowledges and agrees that the Seller makes no representation or warranty as to the accuracy of any forecasts, estimates or projections, howsoever provided to the Purchaser or any of its Representatives. The Purchaser acknowledges that no representations or warranties, express or implied, have been given or are given

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

other than the Seller's Warranties and the other representations and warranties of the Seller in this Agreement.

8.1.3
Any Seller's Warranty qualified by the expression "to the extent the Seller is aware", “to the Seller’s knowledge” or any similar expression shall be deemed to refer to the actual knowledge of those persons whose names are set out in Schedule 10, or information that should be known by any such person after reasonable inquiry.

8.1.4	The applicability of Article 7:17 of the Netherlands Civil Code is hereby excluded.

8.2	Disclosure

8.2.1
The Seller's Warranties are limited by, and the Seller shall not be in breach of or liable for any breach of a Seller's Warranty in respect of, the matters fairly disclosed in the Disclosure Letter and in the Data Room. For the purpose of this Clause any disclosures shall be deemed to have been "fairly" made to the extent such disclosures are not redacted in any material respect and to the extent the Purchaser, by taking prima facie knowledge of the facts or circumstances so disclosed and without the need for the Purchaser to further investigate such facts or circumstances, would reasonably be expected to have been aware of such facts or circumstances constituting a breach of such Seller's Warranty; provided, that any disclosure in the Data Room which relates to or references Intellectual Property Rights or Technology shall be deemed “fairly” made only to the extent such disclosure is in the English language. For the avoidance of doubt, documents or events that are only referred to in the above information (including in references and footnotes), but are not part of such disclosed information itself, shall not be deemed "fairly disclosed".

8.3	Purchaser's Warranties

8.3.1	The Purchaser represents and warrants to the Seller that, as at Signing:

(a)	the statements set out in Schedule 13 are true and accurate; and

(b)
neither the Purchaser, nor any other member of the Purchaser's Group, nor any of its respective Representatives, has any actual knowledge of any breach of the Seller's Warranties or of any fact or circumstance which could give rise to a breach of the Seller's Warranties.

9	INDEMNIFICATION

9.1	Right to Indemnification

9.1.1
Effective at and after Closing, the Seller hereby agrees to indemnify the Purchaser and its affiliates, and their respective successors and assignees (each, a “Purchaser Indemnified Party”) against and agree to hold each of them harmless from any and all Losses (including reasonable and documented expenses of investigation and reasonable and documented attorneys’ fees and expenses) in connection with any

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

action, suit, claim or other Proceeding whether involving a third party claim or a claim solely between the Parties hereto or their respective affiliates (with the amount of such Losses determined without regard to any materiality qualification contained in any representation, warranty or covenant giving rise to the claim for indemnity hereunder), suffered by the Purchaser, any affiliate of the Purchaser, or any of their respective successors and assignees and incurred in connection with, arising out of, resulting from or incident to any (A) breach of any of the Seller’s Warranties (each such breach of warranty a “Warranty Breach”) made by the Seller herein, (B) Excluded Liabilities or (C) Fully Indemnified Liabilities.

9.1.2
The right to indemnification pursuant to Clause 9.1.1 with respect to any Warranty Breach shall be the sole and exclusive remedy of any Purchaser Indemnified Party with respect to such Warranty Breaches. For the avoidance of doubt, the Purchaser may seek specific performance for any breach of this Agreement other than for a Warranty Breach.

9.2	Time limitation

9.2.1	The Seller shall not be liable in respect of any claim for a Warranty Breach unless a notice of the claim is given by the Purchaser to the Seller specifying the matters set out in Clause 10.2.1:

(a)	in the case of any claim under Paragraphs 1, 2, 3, 4 and 5 of Schedule 7 (“Fundamental Claims”), within three (3) years after the Closing Date;

(b)	in the case of any claim under Paragraphs 6, 10 and 16 of Schedule 7 (“Specified Claims”), within two (2) years after the Closing Date; and

(c)	in the case of any other claim, within the Indemnity Escrow Period.

9.3	Aggregate minimum claims

9.3.1
Subject to any other limitations set out in this Agreement, the Seller shall only be liable in respect of any claim relating to a Warranty Breach to the extent that the aggregate amount of all claims for which the Seller would otherwise be liable under this Agreement, exceeds $100,000 (one hundred thousand United States dollars), in which case the Seller shall be liable from the first dollar thereof.

9.4	Maximum liability

9.4.1	The aggregate liability of the Seller in respect of:

(a)	Fundamental Claims shall not exceed the Purchase Price;

(b)	Specified Claims shall not exceed fifteen percent (15%) of the Purchase Price; and

(c)	all other claims with respect to Warranty Breaches shall not exceed the Indemnity Escrow Amount;
provided, that, subject to Clause 9.9.1, the aggregate liability of the Seller in respect of all claims under this Agreement shall not exceed the Purchase Price.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.4.2
The aggregate liability of the Purchaser in respect of all claims under this Agreement with respect to Employment Costs, Employment Liabilities and Clause 11.2.1 hereof shall not exceed $5,800,000 (five million and eight hundred thousand United States dollars).

9.5	Matters arising after Signing

9.5.1	The Seller shall not be liable for a Warranty Breach to the extent the same would not have occurred but for:

(a)	anything done or omitted to be done pursuant to and in compliance with this Agreement or otherwise at the request or with the approval of the Purchaser, or any other member of the Purchaser’s Group;

(b)	any act, omission or transaction of the Purchaser or any other member of the Purchaser’s Group, or its respective Representatives or successors in title, after Signing; or

(c)	the passing of, or any change in, any Law or administrative practice of any Governmental Authority after Signing.

9.6	Purchaser’s insurance

9.6.1	The amount of any Losses subject to indemnification hereunder shall be reduced by the amounts of any insurance proceeds actually received by any Purchaser Indemnified Party in connection therewith.

9.7	Mitigation of Losses

9.7.1
The Parties shall use their commercially reasonable efforts to avoid or mitigate any Losses which in the absence of mitigation might give rise to a liability in respect of any claim under this Agreement.

9.8	Right to recover

9.8.1
The Parties shall not be liable in respect of any Losses relating to any actual liability unless and until such actual liability is due and payable, or any Losses relating to any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable; provided, that this Clause 9.8.1 shall not operate to exclude liability in relation to a claim made in respect of an actual or contingent liability within the relevant time limit specified in Clause 9.2 and specifying the matters set out in Clause 10.2.1.

9.8.2
Each Party shall not be entitled to recover from the other Party under this Agreement more than once in respect of the same Losses suffered. Subject to any other limitations set out in this Agreement, in the event that any matter, act, omission or circumstance (or any combination thereof) giving rise to a breach of a Seller's Warranty is the subject of an indemnity under this Agreement, the Purchaser's claim shall be limited to a claim under said indemnity.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.9	Claims not subject to limitations

9.9.1
Notwithstanding anything to the contrary elsewhere in this Agreement, nothing contained in this Clause 9 shall be deemed to limit or restrict in any manner any rights or remedies which the Purchaser has, or might have, at Law, in equity or otherwise, (i) based on fraud or a wilful misrepresentation of the Seller or any of the Seller’s Group, (ii) with respect to any Excluded Liabilities and (iii) with respect to any Fully Indemnified Liabilities.

9.10	No Claims against Directors or Employees

9.10.1
The Seller shall refrain from bringing any claim against any director or employee of the Purchaser or any member of the Purchaser’s Group in respect of any information supplied by such director or employee to the Purchaser or any of its Representatives directly related to the Business, save in the event of wilful intent or gross negligence.

10	CLAIMS

10.1	Notification of potential claims

10.1.1
If the Purchaser or any other Purchaser Indemnified Party becomes aware of any matter or circumstance that is reasonably likely to give rise to a claim against the Seller under this Agreement, then the Purchaser shall within forty (40) Business Days deliver a notice to the Seller setting out such information as is available to the Purchaser or any other member of the Purchaser Indemnified Parties as is reasonably necessary to enable the Seller to assess the merits of the claim, to act to preserve evidence and to make such provision as the Seller may consider necessary, failing which notice shall not affect the Purchaser’s right to make the relevant claim under this Agreement except to the extent the Seller has been actually and materially prejudiced as a result of such failure.

10.2	Notification of claims

10.2.1
Without prejudice to what is provided in Clause 10.1.1, written notices of claims for indemnification pursuant to Clause 9.1.1 of this Agreement (a “Claim Notice”) shall be given by the Purchaser (on behalf of any Purchaser Indemnified Party) to the Seller within the time limits specified in Clause 9.2.1, specifying:

(a)	that a Purchaser Indemnified Party has a claim for indemnification pursuant to Clause 9.1.1;

(b)	a reasonable description of the information then known to the Purchaser Indemnified Party of the legal and factual basis of the claim and the evidence on which the Purchaser relies; and

(c)
an estimate (the “Claim Amount”) of the amount of Losses which are, or are to be, the subject of the claim (including, if reasonably practicable, any Losses which are contingent on the occurrence of any future event) and which shall be the amount of Losses such

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Purchaser Indemnified Party claims to have so incurred or suffered or could reasonably be expected to incur or suffer.
No delay in providing such Claim Notice shall affect a Purchaser Indemnified Party’s rights hereunder, unless (and then only to the extent that) the Seller is materially prejudiced thereby.

10.2.2	During the Indemnity Escrow Period, at the time of delivery of any notice pursuant to Clause 10.2.1, a duplicate copy of such notice shall be delivered to the Escrow Agent.

10.3	Commencement of proceedings

10.3.1
Without prejudice to what is provided in Clause 10.2.1, any claim notified to the Seller shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably withdrawn six (6) months after the notice is given pursuant to Clause 10.2.1 or, in the case of any contingent liability, six (6) months after such contingent liability becomes an actual liability and is due and payable unless legal proceedings in respect of it (i) have been formally commenced and (ii) are being and continue to be pursued with reasonable diligence.

10.4	Investigation by the Seller

10.4.1	In connection with any matter or circumstance notified by the Purchaser pursuant to Clause 10.1.1 or 10.2.1:

(a)
the Purchaser's Group shall allow the Seller and its Representatives to investigate the matter or circumstance alleged to give rise to such claim and whether and to what extent any amount is or may be payable in respect of such claim; and

(b)
the Purchaser shall disclose to the Seller reasonable detail regarding information of which the Purchaser or any other member of the Purchaser's Group are aware which relates to the claim and shall procure that all relevant members of the Purchaser's Group shall give, subject to their being paid reasonable costs and expenses, reasonable information and assistance, including reasonable access (with reasonable notice and during business hours) to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, in each case as the Seller or its financial, accounting, legal or other advisors may reasonably request.

10.5	Procedure for third-party claims

10.5.1	If the claim notified to the Seller is connected with a claim by or liability to a third party, then:

(a)
no admissions in relation to such third-party claim shall be made by or on behalf of the Purchaser or any other member of the Purchaser's Group and the claim shall not be compromised, disposed of or settled without the prior written consent of the Seller (which consent shall not be unreasonably withheld, conditioned or delayed);

(b)	the Seller shall be entitled at its own expense, by notice to the Purchaser, and the Purchaser's Group shall duly and fully co-operate to allow the Seller, to participate in the defence of

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any such claim or liability; provided, however, that the Purchaser shall control the conduct of any related proceedings, negotiations or appeals; provided, further, that this Clause 10.5.1(b) shall not apply to any audit or other governmental proceeding relating to Taxes of the Purchaser and its affiliates; and

(c)
where the Seller has issued a notice pursuant to Clause 10.5.1(b), the Purchaser's Group shall give, subject to their being paid reasonable costs and expenses, reasonable information and assistance including reasonable access (with reasonable notice and during business hours) to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Seller may reasonably request for the purpose referred to in Clause 10.5.1(b), including instructing such professional or legal advisors as the Seller may nominate.

10.6	Third-party stipulation limitation

10.6.1	The provisions of this Clause 10 shall apply mutatis mutandis to any claim made by a third party under a third-party stipulation included in this Agreement.

11	RESTRICTIONS

11.1	Restrictions on Seller

11.1.1	The Seller undertakes with the Purchaser to procure that no member of the Seller's Group shall:

(a)
for a period of three (3) years after the Closing Date (or such shorter period of time recognised by applicable Law as being binding on the Seller and the relevant other members of the Seller's Group), directly or indirectly, (i) engage in or participate in any Restricted Activity, or (ii) undertake any activity that competes with the Business as currently conducted or (iii) enter into any transaction, agreement or other arrangement with any third party, the primary purpose of which is to enable such third party to compete with the Business as currently conducted; or

(b)
for a period of two (2) years after the Closing Date (or such shorter period of time recognised by applicable Law as being binding on the Seller and the relevant other members of the Seller's Group), encourage, solicit, attempt to solicit, induce or seek to induce any Restricted Employee to leave his or her employment with any member of the Purchaser’s Group, whether or not such Restricted Employee would thereby commit a breach of his contract of service; provided, that the placing of an advertisement of a post available to a member of the public generally and the recruitment of a person through an employment agency shall not constitute a breach of this Clause 11.1.1(b), in each such case, where such action is not directed or focused on employees of the Purchaser’s Group and no member of the Seller's Group has instructed or encouraged any person or agency to approach any Restricted Employee.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

11.1.2	The restrictions in Clause 11.1.1(a) shall not operate to prohibit any member of the Seller's Group from:

(a)	fulfilling any obligation pursuant to this Agreement and any agreement entered into pursuant to this Agreement;

(b)
acquiring the whole or part of any business which is engaged in a Restricted Activity, unless such acquired business's revenues in the most recent financial year relate for more than twenty five percent (25%) to a Restricted Activity;

(c)
acquiring an interest or being interested in a business which is engaged in a Restricted Activity, unless solely engaged in a Restricted Activity, in respect of which the Seller's Group does not have a majority shareholding or other controlling interest, or the right to nominate the majority of directors or representatives of similar standing to the board of directors or a governing body of similar standing; provided, that if such business is listed on any recognised stock exchange, a controlling interest shall be deemed to exist if the interest acquired amounts to ten percent (10%) or more of the outstanding issued share capital of a company; and

(d)	manufacturing any products for its own use or for any member of the Purchaser's Group.

11.1.3
In the event a third party acquires a majority shareholding or other controlling interest in, or the right to nominate the majority of directors or representatives of similar standing to the board of directors or a governing body of similar standing of, either the Seller or the Seller's Parent, the restriction in Clause 11.1.1(a) shall no longer apply.

11.1.4
The Seller hereby acknowledges that the covenants set forth in Clause 11.1.1 are reasonable in scope and a material inducement to the Purchaser to enter into this Agreement and consummate the Transaction, and that the Purchaser would not have entered into this Agreement if the Seller had not agreed to such covenants.

11.1.5
The restrictions in Clause 11.1.1 shall not operate to prohibit any member of the Seller's Group from fulfilling any obligation pursuant to this Agreement and any agreement entered into pursuant to this Agreement.

11.2	Restriction on Purchaser

11.2.1
For a period of two (2) years after the Closing Date (or such shorter period of time recognised by applicable Law as being binding on the Purchaser and the relevant other members of the Purchaser's Group), the Purchaser shall procure that the members of the Purchaser's Group shall not encourage, solicit, attempt to solicit, induce or seek to induce any employee of any member of the Seller’s Group (i) who is as at Closing in the research and product development organization of the Seller’s Group and of whom any member of the Purchaser’s Group learned from any Business Employee or (ii) with whom any member of the Purchaser’s Group has had direct contact in connection with (A) the performance of services under the Transitional Services Agreement or (B) the

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Transaction to leave his or her employment with any member of the Seller’s Group, whether or not such employee would thereby commit a breach of his contract of service; provided, that the placing of an advertisement of a post available to a member of the public generally and the recruitment of a person through an employment agency shall not constitute a breach of this Clause 11.2.1, in each such case, where such action is not directed or focused on employees of the Seller’s Group and no member of the Purchaser’s Group has instructed or encouraged any person or agency to approach any such employee.

12	CONFIDENTIALITY

12.1	Announcements

12.1.1
Unless otherwise required by Law or the rules and regulations of any stock exchange or quotation services on which such Party’s stock is traded or quoted, no announcement, circular or other public communication in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of any member of the Seller or any of the Seller Affiliates or the Purchaser's Group without the prior written approval of the Seller and the Purchaser (which approval shall not be unreasonably withheld, conditioned or delayed). If in the judgment of either Party such a public communication is required by Law or the rules or regulations of any stock exchange on which such Party’s stock is traded, the Party intending to make such release or announcement shall to the extent practicable use commercially reasonable efforts to provide prior written notice to the other Party of the contents of such release or announcement.

12.2	Confidentiality Agreement

12.2.1	The Parties acknowledge and agree that the provisions of the Confidentiality Agreement shall remain in full force and effect during the Pre-Closing Period and after Closing.

13	MISCELLANEOUS

13.1	Further assurances

13.1.1
Each of the Parties shall from time to time execute and deliver, or cause to be executed and delivered, such further instruments of conveyance, assignment and transfer or other documents, and perform such further acts and obtain such further consents, as the other Party may reasonably require to transfer the Business to the Business Purchasers and the Purchaser, to comply with the provisions of this Agreement and consummate the Transaction and to give each Party the full benefit of this Agreement.

13.2	Termination; Effect of Termination

13.2.1	At any time prior to Closing, this Agreement may be terminated and the Transaction

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abandoned by written notice duly authorized by the terminating party:

(a)	pursuant to Clauses 4.3.3 or 6.3.1(a);

(b)
by either the Purchaser or the Seller, if any permanent injunction or other order of a Governmental Authority of competent authority preventing the consummation of the Transaction shall have become final and non-appealable;

(c)
by the Purchaser, if the Seller shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within ten (10) Business Days after receipt by the Seller of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to Closing, such breach would result in the failure of the Condition Precedent set forth in Clause 4.1.6 to be satisfied;

(d)
by the Seller, if the Purchaser shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within ten (10) Business Days after receipt by the Purchaser of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to Closing, such breach would result in the failure of the Condition Precedent set forth in Clause 4.1.6 to be satisfied;

(e)	by either the Purchaser or the Seller, if the Manufacturing & Supply Agreement and the Transfer Documents have not been agreed upon in definitive form on or before the Target Closing Date; or

(f)
by the Seller, if the Purchaser has not conveyed a written communication of compensation terms to each Key Employee before the Target Closing Date; provided, that, as of such date, either (i) the Purchaser was allowed to convey such a written communication under applicable Law or (ii) the information and consultation procedures with the Works Councils in respect of the Transaction had been completed.

13.2.2
In the event of termination of this Agreement pursuant to Clauses 4.3.3, 6.3.1(a) and 13.2.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Purchaser, the Seller or their respective officers, directors, stockholders or affiliates; provided, however, that Clause 1, Clause 12.1.1 and Clauses 13.4.1 through 13.17.1 and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any Party hereto from liability in connection with any breach of such Party’s representations, warranties or covenants contained here.

13.3	Entire agreement

13.3.1	This Agreement and the documents, agreements, certificates and instruments contained

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or referenced herein constitute the entire agreement between the Parties with respect to the subject matter of this Agreement, and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement.

13.4	No assignment

13.4.1	The provisions of this Agreement shall be binding upon and inure to the benefit of this Parties hereto and their respective successors and assigns.

13.4.2
Notwithstanding Clause 13.4.1, no Party to this Agreement may, unless with the prior written consent of the other Party hereto, assign, delegate, grant a security interest or otherwise transfer any of its rights or obligations under this Agreement; provided, that each of the Purchaser and the Seller may, without the prior written consent of the other Party, assign its rights and obligations under this Agreement (a) to any of its affiliates, or (b)  to a purchaser or acquiror of all or substantially all of its assets, whether by merger, reorganization or a sale of stock or assets; provided, that any such affiliate, purchaser or acquiror agrees in writing to be bound by all of the terms, conditions and provisions contained in this Agreement. No assignment under (a) will relieve such Party of its obligations under this Agreement if and to the extent such assignee does not perform such obligations.

13.5	Waiver

13.5.1	No waiver of any provision of this Agreement shall be effective unless such waiver is in writing and signed by or on behalf of the Party against whom such waiver is to be effective.

13.6	Amendment

13.6.1	No amendment of this Agreement shall be effective unless such amendment is in writing and signed by or on behalf of each of the Parties.

13.7	Third-party rights

13.7.1
Save as expressly otherwise stated, this Agreement does not contain any stipulation in favour of a third party (derdenbeding) other than the members of the Seller’s Group and the Purchaser’s Group and their respective successors and assigns, as applicable.

13.8	Rescission

13.8.1
Without prejudice to Clauses 4.3.3, 6.3.1(a) and 13.2.1, each Party waives its right to rescind (ontbinden) this Agreement on the basis of section 6:265 of the Netherlands Civil Code. Furthermore a Party in error shall bear the risk of such error (dwaling) in making this Agreement.

13.9	Method of payment

13.9.1
Wherever in this Agreement it is provided that a payment is to be made or procured by the Seller to the Purchaser, the Seller shall arrange that such payment shall be made by the Seller for itself and on behalf of the relevant member of the Seller's Group to the

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Purchaser for itself and on behalf of the relevant member of the Purchaser's Group.

13.9.2
Wherever in this Agreement it is provided that a payment is to be made or procured by the Purchaser to the Seller, the Purchaser shall arrange that such payment shall be made by the Purchaser for itself and on behalf of the relevant member of the Purchaser's Group to the Seller for itself and on behalf of the relevant member of the Seller's Group.

13.9.3
Any payments shall be effected by crediting for same day value the account specified by the Seller or the Purchaser, as the case may be, on behalf of the Party entitled to the payment (reasonably in advance and in sufficient detail to enable payment by telegraphic or other electronic means to be effected) on or before the due date for payment.

13.9.4
Payment of any amount in accordance with this Clause shall be a good discharge to the payor (and those on whose behalf such payment is made) of its obligation to make such payment and the payor (and those on whose behalf such payment is made) shall not be obliged to see to the application of the payment as between those on whose behalf the payment is received.

13.10	Costs

13.10.1
Unless this Agreement provides otherwise, all costs which a Party has incurred or must incur in preparing, concluding or performing this Agreement are for its own account. All Transfer Costs payable in connection with the sale, transfer or purchase of the Business and any Business Asset or Assumed Business Liability under this Agreement shall be exclusively borne and duly and timely paid by the Purchaser. The Purchaser shall provide the Seller with evidence of the payment of such Transfer Costs promptly upon request of the Seller in writing.

13.11	Interest

13.11.1
If any Party defaults in the payment when due of any amount payable under this Agreement, then the liability of that Party shall be increased to include interest on such amount from the date when such payment is due under this Agreement until the date of actual payment (both days inclusive) at the Interest Rate.

13.12	Withholding

13.12.1	Each Party shall make all payments under this Agreement without any deduction or withholding for or on account of Tax, unless such deduction or withholding is required by Law.

13.12.2
If any deductions or withholdings are required by Law to be made from any of the sums payable, the paying Party shall pay such additional amount as will, after the deduction or withholding has been made, leave the receiving Party with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

13.13	Notices

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13.13.1	Any notice in connection with this Agreement shall be:

(a)	in writing;

(b)	in English or accompanied with an English translation; and

(c)	delivered by hand, fax, registered post, courier or reputable commercial overnight delivery service (including Federal Express), writ or petition.

13.13.2	The Purchaser nominates the address referred to below as its place of residence at which notices may be served for all matters in connection with this Agreement:
Name:    Integrated Device Technology, Inc.
Attention:     General Counsel
Address:    6024 Silver Creek Valley Road
San Jose, California 95138
Country:    United States of America
Fax:         +1 408 284 2775

The Seller nominates the address referred to below as its place of residence at which notices may be served for all matters in connection with this Agreement:
Name:    NXP B.V.
Attention:     General Counsel
Address:    High Tech Campus 60
5656 AG Eindhoven
Country:    The Netherlands
Fax:         +31 40 272 9658

13.13.3	A copy of each notice to a Party (which shall not constitute notice) shall be simultaneously sent:

(a)	for IDT to:
Name:    Latham & Watkins LLP
Attention:     Mark V. Roeder
Address:    140 Scott Drive
Menlo Park, California 94025
Country:    United States of America
Fax:         +1 650 463 2600

(b)	for the Seller to:
Name:    De Brauw Blackstone Westbroek
Attention:     Arne Grimme
Address:    Claude Debussylaan 80
1082 MD Amsterdam
Country:    The Netherlands
Fax:         +31 20 577 1775

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

13.13.4	A Party may from time to time nominate a different place of residence or contact person by notifying the other Party of that new place of residence or contact person.

13.13.5	A notice shall be effective upon receipt and shall be deemed to have been received at the time of:

(a)	delivery, if delivered by hand, registered post, courier or reputable commercial overnight delivery service (including Federal Express), writ or petition; or

(b)	transmission in legible form, if delivered by fax.

13.14	Invalidity

13.14.1	If any provision in this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, under any Law, then:

(a)	such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity or enforceability of the remainder of this Agreement shall not be affected; and

(b)
the Seller and the Purchaser shall use reasonable efforts and negotiate in good faith to agree a replacement provision that is legal, valid and enforceable to achieve so far as possible the intended effect of the illegal, invalid or unenforceable provision.

13.15	Counterparts; Effectiveness

13.15.1
This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Parties may enter into this Agreement by signing any such counterpart and this Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by all of the other Parties hereto. All signatures of the Parties to this Agreement may be transmitted by facsimile or PDF, and such facsimile or PDF will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces and will be binding upon such Party.

13.16	Dispute resolution

13.16.1
The Purchaser and the Seller shall attempt in good faith to resolve promptly any dispute arising out of or relating to this Agreement by negotiation. If the matter cannot be resolved in the normal course of business, then any interested party shall give the other relevant party notice of any such dispute not having been resolved.

13.16.2
If the dispute referred to in Clause 13.16.1 has not been resolved, the Seller and the Purchaser irrevocably agree that all disputes which may arise out of or in connection with this Agreement and the documents to be entered into pursuant to it, including disputes concerning the existence and validity thereof, shall be finally and exclusively settled by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce ("ICC"). The tribunal shall be composed of three arbitrators. The

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

place of arbitration shall be Paris. The proceedings shall be conducted in the English language in accordance with the rules of law (regelen des rechts). The right, if any, to discovery is excluded. The ICC shall not be permitted to have the award published. The Parties undertake to keep confidential all awards in their arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another Party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a Party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority.

13.17	Governing law

13.17.1
This Agreement (including Clause 13.16) and the documents to be entered into pursuant to it, save as expressly otherwise provided therein, shall be governed by and construed in accordance with the Laws of the Netherlands.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

AGREED AND SIGNED ON THE DATE FIRST WRITTEN ABOVE

for and on behalf of the Seller:

NXP B.V.

/s/ SEAN PITONAK
Name: Sean Pitonak
Attorney in fact

for and on behalf of the Purchaser:

Integrated Device Technology, Inc.

/s/ THEODORE L. TEWKSBURY
Name: Theodore L. Tewksbury
Title: President and Chief Executive Officer

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 1
Schedule 1 Definitions
(Clause 1.1)
"Affiliate" means, in respect of the Purchaser, any and all Persons with respect to which, now or hereafter, Purchaser; or in respect of the Seller, any and all Persons with respect to which, now or hereafter, Seller, directly or indirectly, holds more than fifty percent (50%) of the nominal value of, or more than fifty percent (50%) of the voting power at general meetings, or has the power to appoint and to dismiss a majority of the directors or otherwise to direct the activities of such Person, or any other Person qualifying as a 'subsidiary' as referred to in Section 2:24a of the Netherlands Civil Code, excluding in the case of Affiliates of the Seller: Trident Microsystems, Inc. and its downstream affiliates;
"Additional Amount" has the meaning set out in Clause 3.1.1(b);
"Agreed Terms" means, in relation to a document, such document in the terms agreed between the Seller and the Purchaser, with such alterations as may be agreed in writing between the Seller and the Purchaser from time to time;
"Agreement" means this business purchase agreement and the Schedules hereto;
"Assumed Business Liabilities" means only (A) the Assumed Warranty Obligations, (B) the obligations of the Seller or the Seller’s Group under the Contracts transferred to the Purchaser at Closing, other than Pre-Closing Payables, (C) any Liability related exclusively to the Business or related exclusively to the Business Assets to the extent that such Liability arises out of or relates to the period after Closing and (D) any Liability related exclusively to the Business or related exclusively to the Business Assets to the extent that such Liability arises out of or relates to the period before Closing, but only to the extent any such Liability may not, due to applicable Law, be excluded from assumption by the Purchaser pursuant to this Agreement (each such Liability, a “Fully Indemnified Liability”). "Assumed Business Liability" means any one of (A) through (D) above or the relevant one, as the context requires;
"Assumed Long-Term Benefits Liability" has the meaning set out in Paragraph 1.4 of Schedule 4;
"Assumed Warranty Obligations" means the warranty obligations of the Seller and the Seller’s Group with respect to the Company Products sold by the Seller or the Seller’s Group (as such warranty obligation was set forth in the Seller’s terms and conditions of sale for such transactions) prior to Closing, and "Assumed Warranty Obligation" means any one of them or the relevant one of them, as the context requires;
“Books and Records” means original or true copies of the following as such are accessible to a Business Employee and exclusively dedicated to the Business or the Business Assets or are necessary for the conduct of the Business as currently conducted by the Seller or the Seller's Group and to the extent in the possession of a Local Business Seller as at Closing: (A) all product, business and marketing plans

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

and studies, sales and advertising and promotional literature, creative materials and artwork, (B) all books, records (including customer, supplier and purchasing records), invoices, lists (including price, customer, supplier and distributor lists), documents, ledgers, financial data, files, reports, product and design manuals, plans, drawings, technical manuals and operating records of every kind, in each case whether maintained as hard copy or stored in computer memory and whether owned by the Seller or the Seller's Group;
"Business" means the unincorporated business of the design, manufacture, development, sale and support (in the case of sale and support, to the extent provided by any Business Employee) of [***]
high speed digital-to-analog [***] and analog-to-digital [***] converters as carried on by the Seller’s Group and as sold under Clause 2;
"Business Assets" means all the rights and assets sold under Clause 2.1.1(a) through 2.1.1(h), and "Business Asset" means any one of them or the relevant one of them, as the context requires;
"Business Day" means a day which is not a Saturday, a Sunday, or an official holiday in the Netherlands;
"Business Employees" means all those persons who are immediately prior to Closing employed primarily in the Business by the Seller or any member of the Seller’s Group;
"Business Fields" means any and all of the following markets, without any territorial restriction: (i) [***] high speed Analogue to Digital Converters or ADCs [***] and [***] high speed Digital to Analogue Converters or DACs [***] and (ii) the integration of one or more of the products described under (i), DAC/ADC Functionality, or of any Improvements thereto, into integrated circuits that are designed, made, offered for sale and sold by or on behalf of Purchaser and its Affiliates. For purposes of subsection (ii) in the preceding sentence, “Business Fields” specifically excludes the Excluded Fields;
"Business Intellectual Property" means the Transferred Patents, the Transferred Intellectual Property Rights and the Transferred Technology;
"Business Purchaser" means, in relation to each Local Business or each specified Business Asset referred to in Schedule 2, column (2), the relevant person or company identified in Schedule 2, column (3), and "Business Purchasers" means all such persons and companies;
"Business Seller" means, in relation to each Local Business or each specified Business Asset referred to in Schedule 2, column (2), the relevant person or company identified in Schedule 2, column (1), and "Business Sellers" means all such persons and companies;
"Cash" means any cash in hand, cash in transit, cash at bank and any current investments held by or on behalf of any of the Business Sellers at Closing;
"Claim Amount" has the meaning set out in Clause 10.2.1(c);
"Claim Notice" has the meaning set out in Clause 10.2.1;
"Closing" means the performance of the actions set out in Clause 6.1.1 and Schedule 5;

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

"Closing Date" means the date on which Closing has taken place;
“Company Intellectual Property” means the Business Intellectual Property and the Licensed Intellectual Property;
“Company Product” means any product developed or sold at any time in the conduct of the Business by any member of the Seller’s Group;
"Company Software" has the meaning set out in Paragraph 6.8 of Schedule 7;
"Conditions Precedent" means the conditions set out in Clause 4.1, and "Condition Precedent" means any one of them or the relevant one of them, as the context requires;
"Confidentiality Agreement" means the Mutual Confidentiality Agreement, dated December 1, 2011, between the Seller and the Purchaser;
"Contracts" means all contracts, undertakings, arrangements and agreements entered into at or prior to Closing by or on behalf of any member of the Seller’s Group exclusively in relation to the Business, to the extent that at Closing the same remain to be completed or performed or remain in force, excluding:

(a)	employment, pension and other agreements with Business Employees;

(b)	contracts of insurance relating to the Business;

(c)	contracts relating to the lease of real property;

(d)	agreements primarily relating to Intellectual Property Rights or Technology; and

(e)	agreements and arrangements between any Business Seller on the one hand and any member of the Seller's Group on the other hand;
and "Contract" means any of them or the relevant one of them, as the context requires;
"DAC/ADC Functionality" means the functions of the DAC/ADC IP Blocks, providing, or used to assist in providing, the functionality of high speed Analogue to Digital Converters or ADCs[***] or high speed Digital to Analogue Converters or DACs [***];
"DAC/ADC IP Blocks" means the specific IP blocks of Products as available at the Closing Date providing the functionality of high speed Analogue to Digital Converters or ADCs [***] and high speed Digital to Analogue Converters or DACs [***];
"Data Room" means the electronic data room, containing documents and information relating to the Business, made available by the Seller to the Purchaser and its Representatives, as at 23:59:59 hours Amsterdam time on February 17, 2012, the contents of which are indexed in Schedule 14 to the Agreement;
"Date of Satisfaction of Conditions Precedent" means the date upon which the last Condition Precedent is satisfied, or waived under Clause 4.3.2;
"De Brauw Trust" means Stichting Beheer Derdengelden De Brauw Blackstone Westbroek;

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

"Disclosure Letter" means the letter from the Seller to the Purchaser, attached as Schedule 9;
"Employment Costs" and "Employment Liabilities" have the meanings set out in Paragraph 1 of Schedule 3;
"Encumbrance" means any claim, precautionary seizure, executory seizure, charge, pledge, mortgage, lien, option, power of sale, usufruct, retention of title, right of pre-emption, license, right of first refusal or other similar third-party rights or security interest of any kind or an agreement to create any of the foregoing;
"Environment" and "Environmental Law" have the meanings set out in Paragraph 10 of Schedule 7;
"Escrow Account" has the meaning set out in Clause 6.2.2;
“Escrow Agent” means ABN AMRO Bank N.V. or another well-known and recognized Dutch escrow agent reasonably agreed to by the Purchaser and the Seller;
"Escrow Agreement" means the agreement between the Purchaser, the Seller and the Escrow Agent, subject to Dutch Law, to be entered into at Closing in substantially the form as the Agreed Terms Escrow Agreement attached hereto as Schedule 16;
"Event" means any transaction, act, omission or event of whatsoever nature and includes any change in the residence of any person for the purposes of any Taxation, and references to an Event effected prior to Closing, includes references to a transaction completed after Closing in pursuance of a legally binding obligation or an arrangement, in either case whether or not conditional, incurred or entered into prior to Closing;
"Excluded Fields" means any and all of the following markets, without any territorial restriction: [***];
"Excluded Liabilities" has the meaning set out in Clause 2.1.4;
"Fully Indemnified Liability" has the meaning set out in the definition of Assumed Business Liabilities;
"Fundamental Claims" has the meaning set out in Clause 9.2.1(a);
"Goodwill" means the goodwill of the Seller’s Group in the Business, including lists and particulars of customers and suppliers, as at Closing together with the exclusive right (so far as the Seller’s Group can grant the same) for the Business Purchasers to represent themselves as carrying on the Business in succession to the Seller’s Group;
"Governmental Authority" means, to the extent it has jurisdiction in respect of the relevant matter, any judicial, legislative, executive or regulatory authority of or in the Netherlands or any other jurisdiction, including of the European Union and the United States;
"Hazardous Substances" has the meaning set out in Paragraph 10 of Schedule 7;
"ICC" has the meaning set out in Clause 13.16.2;
"IDR" has the meaning set out in Paragraph 2.2.1 of Schedule 4;

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

"Indemnity Escrow Amount" has the meaning set out in Clause 6.2.1;
“Indemnity Escrow Period” means the period lasting fifteen (15) calendar months, beginning on the Closing Date;
"Insurance Claims" means all claims outstanding at Closing (excluding deductibles and reasonable recovery expenses) under Insurance Policies to the extent such claims relate exclusively to any Business Asset or any Assumed Business Liability (or to anything which would have been included as a Business Asset or Assumed Business Liability but for the Event directly giving rise to such claims), but not to the extent that any such claims relate to any Losses which have been made good prior to Closing or are the subject of an indemnity by the Seller under this Agreement;
"Insurance Policies" means all insurance policies in effect at Closing in which a member of the Seller’s Group (in relation to the Business) is an insured party;
“Intellectual Property Contracts” means all contracts, undertakings, arrangements and agreements entered into at or prior to Closing by or on behalf of any member of the Seller’s Group exclusively in relation to the Business that pertain to Company Intellectual Property, to the extent that at Closing the same remain to be completed or performed or remain in force;
“Intellectual Property Rights” means all rights of the following types, whether registered or unregistered, which may exist or be created under the laws of any jurisdiction: (A) Patents; (B) rights associated with works of authorship, including exclusive exploitation rights, copyrights (whether registered or unregistered) and moral rights (to the extent owned by the Seller or any of its Affiliates) and any registrations and applications for registration thereof; (C) trademark, service mark, trade dress, logos, slogans, hash tags, 800 numbers and corporate names, social media pages, trade name and service name rights and similar rights, and the Goodwill associated therewith together with any registrations and applications for registration thereof (collectively, the items in (C) are referred to as “Trademarks”); (D) trade secrets and other rights in Know-how and confidential or proprietary information (including any business plans, designs, technical data, invention disclosures, customer data, financial information, pricing and cost information, bills of material, or other similar information); (E) mask work rights or equivalents, and registrations and applications for registration thereof; (F) rights in databases and data collections (including knowledge databases, customer lists and customer databases) under the Laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration therefor; and (G) any other proprietary rights applicable to Technology now known or hereafter recognized in any jurisdiction;
"Intellectual Property Transfer and License Agreement" means the agreement between the Seller and the Purchaser to be entered into at Closing in substantially the form as the Agreed Terms Intellectual Property Transfer and License Agreement attached hereto as Schedule 11;
"Interest Rate" means three and three-quarters percent (3.75%) per annum compounded on an annual basis;
"Inventory" means all raw materials, consumables, work in progress, part-processed stocks, finished

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

goods, goods for resale and stock in transit, wherever located, physically allocated or separated for use exclusively in any part of the Business at Closing;
"Jubilee Benefits Arrangements" has the meaning set out in Paragraph 1.4 of Schedule 4;
"Key Employee" has the meaning set out in Clause 4.1.7;
"Know-how" means confidential and proprietary industrial and commercial information and techniques in any form including drawings, formulas, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions and market forecasts;
"Law" means any applicable statute, law, ordinance, decree, judgment, order, rule or regulation of any Governmental Authority;
"Leased Properties" means

(a)	the property located at the High Tech Campus, building HTC 46 (WDA) in Eindhoven, the Netherlands owned by Philips Electronics Nederland B.V. and leased by NXP Semiconductors Netherlands B.V.; and

(b)	the property located at 2 Esplanade Anton Philips, Campus Effiscience in Colombelles, France owned by La Société Normandie Aménagement and leased by NXP Semiconductors France SAS;
"Liabilities" means all liabilities, duties and obligations of every description, whether deriving from contract, common law, statute or otherwise, whether present or future, actual or contingent, ascertained or unascertained or disputed and whether owed or incurred severally or jointly or as principal or surety, and "Liability" means any one of them or the relevant one of them, as the context requires;
"Licensed Intellectual Property" means the Retained Patents, the Retained Intellectual Property Rights and the Retained Technology;
"Local Businesses" means the Businesses carried on by the Seller and the respective Business Sellers; and "Local Business" means any of them or the relevant one of them, as the context requires;
"Local Taxes" means (A) Dutch municipal or provincial taxes due under any ordinance including the taxes mentioned in the Municipalities Act (Gemeentewet) such as real property tax, (B) Dutch district water board tax (waterschapsbelasting), (C) all property taxes levied in France, and (D) any similar ad valorem obligations levied with respect to the Business, ((A) through (D) excluding, for the avoidance of doubt, Dutch and French real estate transfer taxes);
"Long-Term Benefits Arrangements" has the meaning set out in Paragraph 1.4 of Schedule 4;
"Losses" means all damage, losses, liabilities, costs, charges, expenses, Taxes, claims and demands as referred to in Article 6:96 of the Netherlands Civil Code and further of the Netherlands Civil Code, including reasonable legal costs, expenses, claims and demands, but excluding any loss of production, loss of profit, loss of revenue, loss of contract, loss of goodwill or loss of claim and experts' and consultants' fees;

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

"Malicious Code" has the meaning set out in Paragraph 6.9 of Schedule 7;
“Manufacturing & Supply Agreement” means a manufacturing and supply agreement to be agreed between the Seller and the Purchaser on the basis of and taking into account the key terms of Schedule 12;
"Material Contracts" means all Contracts that are listed in Schedule 15 and "Material Contract" means any one of them or the relevant one of them, as the context requires;
"Moveables" means the machinery, materials, prototypes, tools, supplies, furniture, fixtures, improvements, vehicles, equipment and all other tangible assets owned by any of the Seller’s Group and used exclusively in relation to the Business at Closing;
“Negotiation Period” has the meaning set out in Clause 7.3.3;
"Non-Transferred Activities" has the meaning set out in Clause 7.3.1;
“Non-Transferred Asset Notice” has the meaning set out in Clause 7.3.3;
"Outside Date" has the meaning set out in Clause 4.3.3;
"Parties" means the Seller and the Purchaser and "Party" means any one of them or the relevant one of them, as the context requires;
“Patent Family” means (a) all Patents or applications in the same priority chain (i.e., all Patents and applications that claim priority to the same application or applications, and all Patents and applications from which priority is claimed by the identified patent or application), (b) all corresponding foreign Patents and applications; and (c) all Patents and applications that are subject to a terminal disclaimer that disclaims the term of any such Patent or application beyond the term of any member of the family;
"Patents" means United States and foreign patents and patent applications, registered design and registered design applications, any patents that issue as a result of those patent applications, and any renewals, reissues, re-examinations, extensions, continuations, continuations-in-part (to the extent based on inventions existing as of the Closing Date), subsequent divisions and substitutions relating to any of the patents and patent applications, as well as any inventions described in invention disclosures and any patents that issue as a result of patent applications filed for those invention disclosures;
"Patent Family" means (a) all Patents or applications in the same priority chain (i.e., all Patents and applications that claim priority to the same application or applications, and all Patents and applications from which priority is claimed by the identified patent or application but only to the extent that they validly claim such priority), (b) all corresponding foreign Patents and applications; and (c) all Patents and applications that are subject to a terminal disclaimer that disclaims the term of any such Patent or application beyond the term of any member of the family;
"PBO" has the meaning set out in Paragraph 1.4 of Schedule 4;
"Permitted Encumbrances" means:

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(a)
security interests arising under sales contracts with title retention provisions and equipment leases with third parties involving expenditure of less than $25,000 (twenty five thousand United States dollars) per year and entered into in the ordinary course of business; and

(b)	security interests for Taxes which are not due and payable or which may be paid without penalty;
"Persons" means any public or private company or corporation under any jurisdiction; and "Person" means one of them;
"[***] " has the meaning set out in Paragraph 7.1(c) of Schedule 7;
"Post-Closing Receivables" means, in relation to each relevant Business, the aggregate of all amounts receivable, accrued or prepaid by or owed to the relevant Business Purchaser in relation to such Business in respect of trading debtors as of any time after Closing;
"Post-Closing Tax Period" means the portion of a Straddle Tax Period beginning after the Closing Date;
"Pre-Closing Payables" means all amounts owed by any member of the Seller’s Group in relation to the Business in respect of trading creditors at Closing;
“Pre-Closing Period” means the period from the Signing Date through the earlier of the termination of this Agreement and the Closing Date;
"Pre-Closing Receivables" means, in relation to each relevant Business, the aggregate of all amounts receivable, accrued or prepaid by or owed to the relevant Business Seller in relation to such Business in respect of trading debtors at Closing;
"Pre-Closing Tax Period" means the period through and including the Closing Date. In the case of a Straddle Tax Period, the portion of such Straddle Tax Period through and including the Closing Date shall be deemed to belong to the Pre-Closing Tax Period;
“Proceeding” means any action, suit, litigation, mediation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any governmental entity or any arbitrator or arbitration panel;
“Products” means the [***] high speed Analogue to Digital Converters or ADCs [***] and [***] high speed Digital to Analogue Converters or DACs [***] products listed in Annex A of the Intellectual Property Transfer and License Agreement;
"Purchase Price" has the meaning set out in Clause 3.1.1;
"Purchaser" has the meaning set out in the introduction of this Agreement;
"Purchaser Indemnified Party" has the meaning set out in Clause 9.1.1;
"Purchaser's Group" means the Purchaser and its subsidiaries from time to time;

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

"Purchaser's Warranties" means the representations made and the warranties given by the Purchaser to the Seller pursuant to Clause 8.3.1 and Schedule 13, and "Purchaser's Warranty" means any one of them or the relevant one of them, as the context requires;
"Relevant Period" means the period commencing two (2) years before the Signing Date and ending on the Signing Date;
"Representative" means any officer, employee, legal advisor, financial advisor, accountant or other agent, of the Party concerned;
"Restricted Activity" means the business of designing, manufacturing and selling high speed data converters as carried on or proposed to be carried on by the Business Sellers;
"Restricted Employee" means any employee of any member of the Purchaser’s Group:

(a)	in the research and product development organization of the Purchaser’s Group as at Closing;

(b)	with whom any member of the Seller’s Group has had direct contact in connection with (i) the performance of services under the Transitional Services Agreement or (ii) the Transaction; or

(c)	who is a Business Employee;
“Retained Intellectual Property Rights” means all Intellectual Property Rights (other than Patents and Trademarks) owned by the Seller or any Affiliate of the Seller immediately prior to the Closing Date, other than the Transferred Intellectual Property Rights, that are necessary for or used in the operation of the Business immediately prior to the Closing Date;
“Retained Patents” means all Patents (including all members of the Patent Family of such Patents) owned by the Seller or any Affiliate of the Seller immediately prior to the Closing Date, other than the Transferred Patents, that are necessary for or used in the operation of the Business immediately prior to the Closing Date. “Retained Patents” are deemed to include, but shall not be limited to, the Patents listed in Annex B of the Intellectual Property Transfer and License Agreement;
“Retained Technology” means all Technology owned by the Seller or any Affiliate of the Seller immediately prior to the Closing Date, other than the Transferred Technology, that is necessary for or used in the operation of the Business immediately prior to the Closing Date. “Retained Technology” includes, but shall not be limited to, the Technology identified on Annex C of the Intellectual Property Transfer and License Agreement, consisting of, for each entry in Annex C, all relevant and available Software (including run time libraries (RTL)), firmware, functional blocks, GDS, netlists, designs, database tapes, algorithms and documentation (including relevant data sheets);
"Retirement Benefit Arrangements" has the meaning set out in Paragraph 1.4 of Schedule 4;
"Seller" has the meaning set out in the introduction of this Agreement;
“Seller Affiliate” means any member of the Seller’s Group other than the Seller, excluding Trident Microsystems, Inc. and its downstream affiliates;

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

"Seller Benefit Plan" has the meaning set out in Paragraph 8.7 of Schedule 7;
"Seller's Group" means the Seller and its subsidiaries from time to time;
"Seller's Lawyers" means De Brauw Blackstone Westbroek N.V. with offices at Claude Debussylaan 80, 1082 MD Amsterdam, the Netherlands;
"Seller's Parent" means NXP Semiconductors N.V., a limited liability company, with corporate seat in Eindhoven, and address at: 5656 AG Eindhoven, the Netherlands, High Tech Campus 60, number Trade Register 34253298;
"Seller's Warranties" means the representations made and the warranties given by the Seller to the Purchaser pursuant to Clause 8.1.1 and Schedule 7, and "Seller's Warranty" means any one of them or the relevant one of them, as the context requires;
"Shared Assets" means those assets, properties and rights owned by members of the Seller’s Group that are necessary to conduct the Business as currently being conducted and that will not be transferred to the Purchaser or any member of the Purchaser’s Group at Closing;
"Signing" means the signing by the Parties of this Agreement;
"Signing Date" means the date of this Agreement;
“Software” means a code in programming language contained in any format, including human, source code, and machine readable, executable code format, together with associated technical documentation, data files, developers’ notes, build scripts and test scripts;
"Specified Claims" has the meaning set out in Clause 9.2.1(b);
"Straddle Tax Period" means any period of account for Tax purposes which commences before or on the Closing Date and ends after the Closing Date;
"Target Closing Date" has the meaning set out in Clause 3.1.1(b);
"Taxation" or "Tax" means all forms of taxation, whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or any other reference, and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including without limitation social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction or otherwise) and in respect of any person as well as all additions, penalties, charges and interest relating thereto, whether disputed or not;
"Tax Authority" means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Tax or enforcement of any Law in relation to Taxation;
“Tax Returns” means any return, declaration, report, claim for refund, transfer pricing report or information return or statement relating to Taxes or required to be filed with a Governmental Authority

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

with jurisdiction over Taxes, including any schedule or attachment thereto, and including any amendment thereof;
“Technology” means Know-how, diagrams, methods, protocols, schematics, design information, bills of material, build instructions, tooling requirements, manufacturing process technology, specifications, technical data, Software, algorithms, APIs, subroutines, techniques, user interfaces, IP cores, net lists, GDSII files, photomasks, works of authorship, documentation (including instruction manuals, samples, studies, and summaries), databases and data collections, and any other forms of technology, in each case whether or not embodied in any tangible form;
"Third-Party Consents" means all consents, licences, approvals, permits, authorisations, waivers or co-operation required from third parties in respect of the sale and transfer or assignment to the Purchaser or the relevant Business Purchaser of:

(a)	any of the Business Assets; or

(b)	any of the Assumed Business Liabilities;
and "Third-Party Consent" means any one of them or the relevant one of them, as the context requires;
"Transaction" means the acquisition of the Business by the Purchaser (and relevant other member(s) of the Purchaser's Group) pursuant to this Agreement;
"Transfer Costs" means all federal, state, local or foreign transfer, sales, use, documentary, registration, real property transfer, mortgage recording, stamp duty, or similar Taxes (excluding, for the avoidance of doubt, VAT), duties, fees, imposts, levies and charges and all notarial fees, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties;
"Transfer Documents" and "Transfer Document" have the meanings set out in Clause 2.4.1;
"Transferred Activities" has the meaning set out in Clause 7.3.2;
“Transferred Intellectual Property Rights” means the Intellectual Property Rights (other than Patents) owned by the Seller or any Affiliate of the Seller in the Transferred Technology and the Intellectual Property Rights (other than Patents) that are listed in Annex D to the Intellectual Property Transfer and License Agreement;
“Transferred Patents” means the Patents (including all active members of the Patent Family of such Patents) that are listed in Annex E to the Intellectual Property Transfer and License Agreement;
“Transferred Technology” means the Technology, including DAC/ADC IP Blocks, owned by the Seller or any Affiliate of the Seller and exclusively used in the operation of the Business immediately prior to the Closing Date, including the Technology identified in Annex F to the Intellectual Property Transfer and License Agreement, consisting of, for each entry in Annex F, all relevant Software (including run time libraries (RTL)), firmware, functional blocks, GDS, netlists, designs, database tapes, algorithms and documentation;
“Transitional Services Agreement” means the transitional services agreement to be entered into by

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the Seller and the Purchaser at Closing substantially in the Agreed Terms of Schedule 6, Schedule 2 (Transitional Services to Purchaser) of which is to be further specified in accordance with Clause 5.4.1;
"VAT" means value added tax imposed in any member state of the European Union pursuant to EC Council Directive 2006/112 on the common system of value added tax and national legislation implementing that Directive or any predecessor to it or supplemental to that Directive, and any other sales, goods and services tax or turnover tax of a similar nature wherever imposed;
"Warranty Breach" has the meaning set out in Clause 9.1.1; and
"Works Councils" means the works councils and all other elected or designated employee representatives or representation bodies of the Seller's Group required by applicable Law to be consulted with respect to the Transaction in jurisdictions where the Business is operated.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 2	Business Sellers, Business / Business Assets, Business Purchasers
(Clause 2.1)

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 3	Business Employees
(Clause 2.2.1)

1	Definitions
In this Schedule 3:
"Employment Costs" means:

(a)
the amounts payable or paid to or accrued in respect of the employment of the relevant Business Employee (including social contributions, wages and salaries, benefit costs (including social security and pension premiums), commissions, bonuses of any nature whatsoever, paid holidays compensation, if applicable the thirteenth month, and more generally any other indemnities, charges, benefit in kind and indebtedness relating to the Business Employees); and

(b)
the costs of providing any non-cash benefits, which the employer is required to provide, by Law or contract or customarily provides in connection with such employment (including other employee benefit provisions);

"Employment Liabilities" means any and all Losses, excluding Employment Costs, directly arising out of or directly connected with employment or the employment relationship, or the initiation or the termination of employment, or of the employment relationship (including all Losses in connection with any claim, award, judgment or agreement for redundancy pay).

2	Transfer of Business Employees

2.1	Business Employees
Upon the sale and transfer of a Local Business, the Business Employees employed in such Local Business are to transfer to the relevant Business Purchaser by operation of the relevant national Law or subject to the individual consent of each Business Employee. Consequently, subject to Closing, the following provisions shall apply to the Business Employees:

(a)	In respect of all Business Employees, the Purchaser's Group shall, with effect from the date of transfer of the Business Employees:

(i)
employ him or her on terms and conditions of his or her contract of employment as existing immediately prior to date of transfer or, where relevant national Law allows it, on terms as to the capacity and place in which such Business Employee will be employed and as to other terms and conditions of his or her employment which, when considered overall, are no less favourable than the corresponding provisions of his or her contract of employment immediately prior to Closing. Where relevant national Law allows it, when a company specific term or condition of employment cannot be replicated by the Purchaser's Group, adequate compensation shall be offered by the Purchaser;

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(ii)
assume all rights and obligations, liabilities and charges under the employment contracts of the Business Employees, as well as those arising from all collective bargaining agreements, internal collective agreements, customs, benefit plans, or unilateral commitments and Laws applicable to the Business Employees and shall ensure that the Seller shall not have any liability or obligation in this respect. In particular, the Purchaser shall assume the Employment Costs and more specifically the costs in relation to paid holidays, payment of the thirteenth month, dismissal indemnity and retirement indemnities; and

(iii)	count his or her period of continuous service with the Seller’s Group as continuous service with his or her latest employer within the Purchaser’s Group.

(b)
The Purchaser shall annotate the personnel and other employment files of each Business Employee, and notify benefit providers and other relevant agencies and organisations of its employment of the Business Employees on the terms set out in Paragraph 2.1(a), as required by the Law and practice of the jurisdiction in which such Business Employees are employed immediately prior to Closing.

(c)
If, following the sale and transfer of a Local Business, a person identified as a Business Employee is found not to have transferred to the Purchaser or another member of the Purchaser's Group, the Parties shall procure that this Business Employee shall transfer to the Purchaser or the relevant member of the Purchaser's Group immediately in compliance with the provisions of the relevant national Law as set forth in Paragraph 2.1(a) and (b).

(d)
It is expressly stated that the Seller shall remain liable for any and all Employment Costs incurred in connection with the Business Employees for the period prior to the Closing Date. The Seller hereby undertakes to pay or reimburse to the Purchaser upon its request any and all such Employment Costs incurred in connection with the Business Employees (even if such amounts would have become payable after Closing), including social contributions, wages and salaries, commissions, bonuses of any nature whatsoever, paid holidays compensation, if applicable the thirteenth month, and more generally any other indemnities, charges, benefit in kind and indebtedness relating to the Business Employees.

2.2	Further provisions regarding Business Employees

(a)
Subject to Closing, the Purchaser shall be responsible for and shall fully indemnify and hold harmless the Seller and, as an irrevocable third-party stipulation, each member of the Seller's Group against any and all Employment Costs incurred, and Employment Liabilities arising, in respect of any Business Employee after Closing.

(b)
Subject to Closing, the Seller shall be responsible for and shall fully indemnify and hold harmless the Purchaser and, as an irrevocable third-party stipulation, each member of the Purchaser's Group against any and all Employment Costs incurred, and Employment Liabilities arising, in respect of any Business Employee prior to Closing, including, for the

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

avoidance of doubt, any and all Employment Costs in connection with the Transaction.

(c)
Without prejudice to the generality of Paragraph 2.2(a), subject to Closing, the Purchaser shall be responsible for and shall fully indemnify and hold harmless the Seller and, as an irrevocable third-party stipulation, each member of the Seller's Group against any and all Employment Costs and Employment Liabilities in respect of any Business Employee incurred after Closing arising out of or in connection with:

(i)	any change in the working conditions of any Business Employee occurring after Closing; and

(ii)	any act or omission of any member of the Purchaser's Group in relation to any Business Employee after Closing.

(d)
The Seller and the Purchaser shall give each other such assistance as either may reasonably require in contesting any claim by any Business Employee resulting from or in connection with this Agreement.

3	[***] Closing

3.1
In determining the Purchase Price, the Parties have taken into account any potential costs and expenses related to the [***] of any Business Employees after Closing as a result of any [***]. The Seller or any other member of Seller's Group have no obligation to compensate the Purchaser or any Business Purchaser for any Employment Liabilities incurred by any of them in relation to the [***] of any Business Employees [***].

4	Further assurances regarding transfer

4.1
Automatic Transfer. The Seller declares and warrants that no less and no more than all contracts of employment between, on the one hand, each Dutch or French Business Seller and, on the other hand, each Business Employee employed by such Persons will be transferred to the Purchaser or the Purchaser’s Group, by mere effect of applicable Law, in compliance with Article 7:663 of the Netherlands Civil Code in the Netherlands, and Article L.1224-1 of the French Labor Code in France. The Seller will indemnify and hold harmless the Purchaser and, as an irrevocable third-party stipulation, each member of the Purchaser’s Group for all and any costs and Liabilities, resulting directly or indirectly from any breach of such warranty, subject to Paragraph 4.2.

4.2	Post-Closing undertakings.

(a)
Non-transfer of Business Employees. In the event any Business Employee employed by a Dutch or French Business Seller immediately prior to Closing is deemed by a competent court not to have transferred to the Purchaser or another member of the Purchaser's Group pursuant to applicable Law at Closing, then the Purchaser shall be responsible for and shall indemnify and hold harmless the Seller and, as an irrevocable third-party stipulation, the relevant members of the Seller’s Group against any and all Employment Costs incurred, and Employment Liabilities arising (except for Liabilities for redundancy payments, which will be dealt with in accordance with Paragraph 4.2(c)) in respect of services performed

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

by such employee for the benefit of the Purchaser during the period after Closing until such finding.

(b)
Transfer of individuals other than Business Employees. If any person employed by a Dutch or French Business Seller immediately prior to Closing is not a Business Employee but deemed by a competent court to have transferred to the Purchaser or another member of the Purchaser's Group pursuant to applicable Law at Closing, then:

(i)
at its election, the Purchaser shall, within fifteen (15) Business Days after any member of the Purchaser’s Group becomes aware of such finding and, in any event, within the period six (6) months after Closing, request the Seller make to that employee an offer pursuant to subparagraph (ii);

(ii)
if so requested by the Purchaser, the Seller shall, in consultation with the Purchaser, as soon as possible but in any event within five (5) Business Days of being so requested by the Purchaser, make to that employee an offer in writing to employ him or her under a new contract of employment on the same terms and conditions as were provided to that employee immediately before Closing or, where provided by relevant national Law, to reinstate her or him in her or his former position as existing immediately prior to Closing or in a position which is similar to such former position; and

(iii)
the Purchaser shall be responsible for and shall indemnify and hold harmless the Seller and, as an irrevocable third-party stipulation, the relevant members of the Seller’s Group against any and all Employment Costs incurred, and Employment Liabilities arising (except for Liabilities for redundancy payments, which will be dealt with in accordance with Paragraph 4.2(c)) in respect of services performed by such employee for the benefit of the Purchaser after Closing.

(c)	Dispute Resolution. The dispute resolution of Clause 7.3.3 shall apply in respect of any dispute under Paragraphs 4.1 or 4.2 of this Schedule 3.

4.3
Non-Automatic Transfer. The Purchaser shall, within ten (10) Business Days following Closing, make an offer of employment to each Business Employee not employed by a Dutch or French Business Seller immediately prior to Closing. The Purchaser shall in each case make an offer for employment, to take effect at Closing, on substantially the same terms and conditions as were provided to that employee immediately before Closing.

5	Wage (withholding) Tax

5.1
Without prejudice to Paragraphs 2 and 4, the Purchaser shall perform all withholding, payment and reporting duties with respect to any Taxes relating to any Employment Costs paid by the Purchaser to any Business Employee in connection with the operation of the Business after the Closing Date.

5.2	In the event that wage (withholding) tax is imposed on the Seller by the Tax Authorities in the

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Netherlands in the form of an additional tax assessment with respect to any remuneration that is or is deemed to have been earned by the Business Employees in the Netherlands prior to the Closing Date, then the Seller shall, to the extent permitted by applicable Law, have the right to recover such additional wage (withholding) tax from the Business Employees, unless the Purchaser pays to the Seller the amount of the additional tax assessment on the due date for payment.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 4	Retirement Benefit Arrangements
(Clause 2.2.2)

This Schedule describes how relevant material company pension and jubilee plans will transfer from the Seller to the Purchaser. When a material pension liability will be assumed by the Purchaser’s Group, the Seller will provide a calculation of the liability including the assumptions that have been used for this.

Part 1

1	Introduction

1.1
The Seller will make all reasonable effort to procure that the disentanglement for Retirement Benefit Arrangements will be completed within forty (40) Business Days after the Closing Date, unless specified otherwise by applicable Law or otherwise agreed between the Seller and the Purchaser.

1.2
Except if required by applicable Law, the Purchaser shall not be required to provide benefits with respect to service prior to Closing, except where (a) such benefits are funded and the transfer of liabilities and plan assets is made by the Seller or the Seller’s plans to the Purchaser or the Purchaser’s plans or (b) such benefits are book reserved but unfunded and the transfer of liabilities is made by the Seller or the Seller’s plans to the Purchaser.

1.3	Where applicable, the provisions of Paragraphs 1.1 and 1.2 will prevail above the provisions in Paragraph 2.3.

1.4	In this Schedule 4 and as elsewhere used in this Agreement the following definitions will apply:

2
“Assumed Long-Term Benefits Liability” means the value as defined below in this paragraph 1.4 of Schedule 4 for the following benefit plans: a) the Defined Benefit pension plans of the Business Sellers the Jubilee Plans of the Business Sellers. More specifically, plans concerning the Netherlands are listed in Schedule 4, Part 2. The value of the Assumed Long-Term Benefits Liability for each plan for which a calculation is required equals the value of the Projected Benefit Obligation (“PBO”). The PBO and fair value of assets will be calculated at the Closing Date in accordance with United States Generally Accepted Accounting Principle accounting standard topic 715 as consistently applied in the Seller’s Group's financial statement accounting policy.

3	“Jubilee Benefit Arrangements” means the arrangements and plans relating to jubilee benefits. Those material arrangements and plans concerning the Netherlands are listed in Part 2 of this Schedule.
“Long-Term Benefit Arrangements” means Retirement Benefit Arrangements, and Jubilee Benefit Arrangements.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Retirement Benefit Arrangements” means the arrangements and plans relating to retirement benefits. Those material arrangements and plans concerning the Netherlands are listed in Part 2 of this Schedule.

4	Separation of Long-Term Benefits Arrangements in individual countries

2.1	Material Long-Term Benefit Arrangements relating to the Business in the Netherlands are set forth in Part 2 (Pension and Jubilee Plans) to this Schedule.

2.2	Disentanglement of Retirement Benefit Arrangements will be realised as follows:

2.2.1
The Retirement Benefit Arrangements will transfer to the Purchaser under the conditions provided by applicable law. The Seller will makes its best efforts to obtain commitment from the insurance providers for the continuation of the schemes until that date under the current terms and conditions to enable the Purchaser to establish a successor contract in its own name. As of Closing, all costs relating thereto will be borne by the Purchaser. After the Purchaser establishes a successor contract in its own name, the Seller will obtain a commitment from the current insurance company to transfer the amounts contributed to the schemes into a new contract.

2.2.2
More specifically, in the Netherlands, to the best of knowledge of the Seller, continuation on a voluntary basis and at the same conditions as currently apply for the Seller in the PME multi-employer plan, is possible. The activities of transferring employees do, to the best of knowledge of the Seller, not require participation in the pension plan of another mandatory industry wide pension fund nor do the transferring employees fall under any mandatory collective labour agreement. The Seller will transfer the PBO of the Jubilee Plan to the Purchaser at Closing.

2.3
For arrangements that are (a) not listed in Part 2 but have been (or subsequently) identified through the disentanglement process; and/or, (b) not covered under Paragraph 2.2, the Seller and the Purchaser will separately agree on the disentanglement approach.

2	Assumed Long-Term Benefits Liability

3.1	Within three (3) months after Closing, the Seller will calculate, on the basis of Part 3, and deliver to the Purchaser the Assumed Long-Term Benefits Liability amount.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Part 2     Pension & Jubilee Plans concerning the Netherlands

PLAN

Section 1: Defined Contribution Retirement Plans
Netherlands	PME Basis plan
Netherlands	PME Excess plan
Netherlands	PME Early Retirement plan (VEP)
Netherlands	NXP Guarantee plan (Garantieregeling)

Section 2: Defined Benefit Retirement and Other Long-Term Benefit Plans
[INTENTIONALLY LEFT BLANK]

Section 3: Jubilee Plans
Netherlands	Jubilee Plan

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Part 3     Actuarial Assumptions

The following provisions shall apply in respect of the Seller’s pension plans:

1.
If the employees have accrued rights with the Seller’s pension plans and if these accrued rights transfer to the Purchaser, these currently may be either (i) funded with an insurance company or pension fund or (ii) book reserved, which later will be duly reflected in the Assumed Long-Term Benefits Liabilities, in each case, on a PBO basis, less the relevant attributed plan assets where applicable.

2.	Following Closing, in principal there will be no continuation of plan membership in the Seller pension scheme of the transferring employees, unless agreed otherwise.

3.	Discount rate adjustment
A final discount rate will be applied by the Parties on the closing date. The final discount rate for the pension calculations at the Closing Date will be equal to the discount rate in the country of the relevant Business Sellers, and more specifically regarding the Netherlands the plans listed below, plus or minus an adjustment based on the nominal movement in the reference index (as outlined in the discount rate adjustment table below) between the reference date in the discount rate adjustment table (31/12/2011) and the Closing Date. The discount rate will be finally rounded to the nearest 10 basis points (where up to and including 0.05% is rounded off downwards, and above 0.05% is rounded off upwards).
DISCOUNT RATE ADJUSTMENT TABLE

Country	Plan name	Reference Index	Benchmark 27-12-2011	Seller discount rate as per 31-12-2011
Netherlands	Jubilee Plan	iBoxx Corporate Euro AA 10+	4.68%	4.65%

Netherlands

Demographic assumptions
Mortality Table:	AG Prognosetafel 2010-2060 (-1,-1)
Turnover Rates:	Age dependent between 1% and 10%
Economic assumptions
Discount Rate:	4.65%
Inflation Rate:	2%
Salary Increase:	—%

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 5	Closing
(Clause 6)

1	Closing obligations

1.1	General obligations

(a)	Seller's obligations
At Closing, the Seller shall deliver or make available to the Purchaser evidence that the Seller is authorized to sign this Agreement and, in respect of each Transfer Document, that the Seller and/or the relevant Business Seller, as the case may be, is authorised to sign the Transfer Document.

(b)	Purchaser's obligations
At Closing, the Purchaser shall deliver or make available to the Seller evidence that the Purchaser is authorized to sign this Agreement and, in respect of each Transfer Document, that the Purchaser and/or the relevant Business Purchaser, as the case may be, is authorised to sign the Transfer Document.

1.2	Transfer of the Business

(a)	General transfer obligations
At Closing, the Seller shall procure that the Business Sellers, and the Purchaser shall procure that the Business Purchasers, execute and/or deliver and/or make available the Transfer Documents and take such steps as are required to transfer the Business Assets and the Assumed Business Liabilities.

(b)	Specific transfer obligations
For the purposes of compliance with Paragraph 1.2(a) above, the Seller shall procure that the Business Sellers, and the Purchaser shall procure that the Business Purchasers, do the following:

(i)
To the extent that they are not held by third parties at Closing, the Inventory and the Moveables shall be transferred to the relevant Business Purchaser at Closing by the relevant Business Seller delivering the aforesaid Business Assets to the relevant Business Purchaser or giving the relevant Business Purchaser access or the keys to the locations where the aforesaid Business Assets are situated, whereupon the aforesaid Business Assets shall be at the relevant Business Purchaser's full disposal.

(ii)
Those Business Assets referred to in Paragraph 1.2(b)(i) above which are held by a third party at Closing, shall be transferred to the relevant Business Purchaser at Closing by virtue of, for the Local Business in the Netherlands, this Agreement (which shall constitute a deed as required under Netherlands Law), and by notices from the relevant Business Purchaser, given also on behalf of the relevant Business

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Seller, to the said third parties that the third party shall from then on hold the said Business Assets for the relevant Business Purchaser, such notices to be delivered to the third parties within ten (10) Business Days after Closing.

(iii)	The Business Intellectual Property shall be transferred to the relevant Business Purchaser, in the form and on the terms set out in the Intellectual Property Transfer and License Agreement.

(iv)	The Licensed Intellectual Property shall be licensed to the relevant Business Purchaser, in the form and on the terms set out in the Intellectual Property Transfer and License Agreement.

(v)
With respect to any claims under Clause 2.1.1(e) and (f) of the Agreement, the rights of the relevant Business Seller thereunder shall be transferred by the relevant Business Seller to the relevant Business Purchaser at Closing by virtue of, for the Local Business in the Netherlands, this Agreement (which shall constitute a deed of assignment (akte van cessie) as required under Netherlands Law). The relevant Business Seller and the relevant Business Purchaser shall jointly notify the affected third parties of this assignment by notice delivered within ten (10) Business Days after Closing.

(vi)
In respect of any Material Contract in respect of which a required Third-Party Consent is obtained prior to Closing, the rights and obligations of the relevant Business Seller under such Contract shall be transferred by the relevant Business Seller to the relevant Business Purchaser at Closing by virtue of, for the Local Business in the Netherlands, this Agreement (which shall constitute a deed of assignment (akte van cessie) as required under Netherlands Law). The relevant Business Seller and the relevant Business Purchaser shall jointly notify the affected third parties of this assignment by notice delivered within ten (10) Business Days after Closing.

(vii)
In respect of any Contract which is not a Material Contract, the Parties shall adopt a no-negative response approach in terms of which third parties the relevant Business Seller shall notify, after Closing, of the assignment of the Contract. In the event a relevant third party objects to such assignment within the period set out in such notice, the Seller and the Purchaser shall use commercially reasonable efforts so that the relevant Business Seller and the relevant Business Purchaser shall make such other arrangements between themselves for the then current term of such Contract to provide to the relevant Business Purchaser the benefit of such Contract, at the cost of the Seller. The Purchaser shall indemnify each member of the Seller’s Group for any Liability incurred in connection herewith, other than any Liability due to the intentional misconduct or negligence of a member of the Seller’s Group.

(viii)	The relevant Business Purchaser shall at Closing assume the Assumed Business

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Liabilities (other than under the Contracts) by virtue of, for the Local Business in the Netherlands, this Agreement. To the extent that the relevant third-party creditor has consented prior to Closing to the assumption by the relevant Business Purchaser of the relevant Assumed Business Liabilities, the relevant Business Seller and the relevant Business Purchaser shall, within ten (10) Business Days after Closing, jointly notify the relevant third-party creditor in writing of the assumption of such Assumed Business Liabilities by the relevant Business Purchaser. To the extent that the relevant third-party creditor has not consented prior to Closing to the assumption by the relevant Business Purchaser of the relevant Assumed Business Liabilities, the relevant Business Seller and the relevant Business Purchaser shall, to the extent the relevant Assumed Business Liability is known to the Seller at Closing, within ten (10) Business Days after Closing, by notice to the relevant third-party creditor, jointly request and use reasonable efforts to obtain within ten (10) Business Days thereafter the said third-party creditor's consent to the assumption by the relevant Business Purchaser of the relevant Assumed Business Liabilities.

2	Ancillary agreements
At Closing the Seller or, as the case may be, the relevant members of the Seller's Group and the Purchaser or, as the case may be, the relevant members of the Purchaser's Group, shall enter into the following ancillary agreements:

(a)	the Intellectual Property Transfer and License Agreement in the Agreed Terms of Schedule 11;

(b)	the Manufacturing & Supply Agreement;

(c)	the Transitional Services Agreement in the Agreed Terms of Schedule 6; and

(d)	the Escrow Agreement in the Agreed Terms of Schedule 16.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 6	Agreed Terms Transitional Services Agreement
(Paragraph 2(c) of Schedule 5)

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 7	Seller's Warranties
(Clause 8.1.1)

1	Incorporation, authority, corporate action

1.1
The Seller validly exists and is a company duly incorporated under the Law of the Netherlands and has full power and authority necessary to enable it to own, lease, operate or otherwise hold the Business Assets and to conduct the Business as now being currently conducted.

1.2
The Seller has the full power and authority to enter into and perform this Agreement and any other documents to be executed by the Seller pursuant to or in connection with this Agreement, which, when executed, will constitute valid and binding obligations on the Seller, in accordance with their respective terms.

1.3
Each Business Seller has taken or will have taken by Closing all corporate action required by it to authorise it to perform in accordance with this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement.

2	Existence

2.1	Each Business Seller validly exists and is a legal entity duly incorporated or organised, as the case may be, under the Law of its jurisdiction of incorporation or organisation, as the case may be.

2.2	No Business Seller is insolvent under the Law of its jurisdiction of incorporation or unable to pay its debts as they fall due.

2.3
There are no Proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or other insolvency Proceedings concerning any Business Seller and, to the Seller’s knowledge, no events have occurred which, under applicable Law, would justify such Proceedings.

2.4
To the Seller’s knowledge, no steps have been taken to enforce any security or security right over any assets of any Business Seller and no event has occurred to give the right to enforce such security.

3	Non-Contravention

3.1
The execution and delivery of this Agreement by the Seller does not, the execution and delivery of each of the other agreements contemplated hereby to which the Seller is or will be a party do not and will not, the consummation of the transactions contemplated hereby and thereby will not, and the performance by the Seller of its obligations hereunder and thereunder, do not and will not: (a) result in the creation of any Encumbrance on any of the Business Assets; or (b) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or require any consent, approval or waiver from any person

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pursuant to, (i) any provision of the Certificate of Incorporation of the Seller, (ii) any Material Contract or (iii) any Law applicable to the Seller or to any of the Business Assets.

4	Consents; Approvals

4.1
There are no material notices, filings, approvals, authorizations or permits, or waivers of any of the foregoing, that are required to be obtained from, made with, filed with or delivered to any Governmental Authority as a result of the execution, delivery and performance by the Seller of this Agreement, each of the other agreements contemplated hereby to which the Seller is or will be a party, and the consummation of the transactions contemplated hereby and thereby.

5	Assets

5.1	Leases
In relation to any Leased Property:

(a)
the Seller has not received a notice in writing that there is a subsisting breach of any covenant, condition or agreement contained in the lease under which the Business Seller holds its interest in the Leased Property, on the part of the relevant lessor or the Business Seller, which will or could reasonably be expected to have a material adverse effect on the activities of the Local Business carried out at the Leased Property; and

(b)	to the Seller’s knowledge, there is no right for the lessor to terminate the lease before the expiry of the contractual term other than as a result of breach of the lease by the lessee.

5.2	Ownership of assets
Each of the Business Assets is, other than inventory disposed of or realized in the ordinary course of business and the Business Intellectual Property, is:

(a)	legally and beneficially owned by the relevant Business Seller;

(b)	where capable of possession, in the possession or under the control of the relevant Business Seller; and

(c)
at the time of Closing, will be legally and beneficially owned by the relevant Business Purchaser, free and clear of all Encumbrances, except Permitted Encumbrances and Encumbrances arising out of any actions of the relevant Business Purchaser.

5.3	Moveables
The Moveables material to the Business are in satisfactory working order, having regard to their age and use, have been adequately maintained where such maintenance is usually required and are not obsolete.

6	Intellectual Property

6.1
Ownership. The Seller and the Seller Affiliates exclusively own all right, title and interest in and to the Business Intellectual Property free and clear of any liens. The Seller and the Seller Affiliates have all necessary right, title or authority to assign the Business Intellectual Property

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and grant the licenses under and to the Licensed Intellectual Property, as assigned and licensed respectively under the Intellectual Property Transfer and License Agreement. Each person who is or was an employee or contractor of the Seller or any of the Seller Affiliates and who is or was (i) involved in the creation or development of any Business Intellectual Property and/or (ii) named as an inventor on any of the Transferred Patents has signed an agreement containing an assignment to the Seller or a Seller Affiliate of all its rights in such person’s contribution to such Business Intellectual Property. No such inventor or current or former employee or consultant of or to the Seller or any of the Seller Affiliates has any claim or ownership interest in the Business Intellectual Property. No person who has assigned to the Seller or any of the Seller Affiliates any Business Intellectual Property has ownership rights, license rights, or the rights to receive a license or ownership interest in or to any derivative works or improvements to the Business Intellectual Property to be provided to Purchaser pursuant to the Intellectual Property Transfer and License Agreement. No person has any rights granted by Seller or any of the Seller Affiliates to receive a license or ownership interest in or to any derivative works or improvements to the Retained Technology created by or on behalf of Purchaser pursuant to the rights granted under the Intellectual Property Transfer and License Agreement.

6.2
Licenses Granted. Neither the Seller nor any of the Seller Affiliates has granted any licenses to use any (i) Business Intellectual Property or (ii) Licensed Intellectual Property to any person that would prohibit or limit the Purchaser from exercising the rights granted to it with respect thereto under the Intellectual Property Transfer and License Agreement.

6.1
Payment Obligations. No Contracts exist pursuant to which Seller or any of the Seller Affiliates is obligated to pay royalties, fees, commissions, and other amounts (other than sales commissions paid to employees according to the Seller’s standard commissions plan) for the manufacture, sale, or distribution of any Company Software or the use of any Business Intellectual Property.

6.1
Registration; Validity. Other than the Transferred Patents, neither Seller nor any Seller Affiliate has registered any of the Business Intellectual Property with any Governmental Authority. The Transferred Patents (i) (with the exception of applications and invention disclosures) are in full force and effect, (ii) (with the exception of invention disclosures) have been properly maintained and are in compliance with all legal requirements, filings, payments and other actions necessary to maintain all such Transferred Patents in accordance with applicable laws, and (iii) (with the exception of applications and invention disclosures) so far as the Seller is aware, are valid and enforceable. No interference, opposition, or re-examination exists or since January 1, 2007 has been pending or, as far as the Seller is aware, threatened, in which the scope, validity or enforceability of any Transferred Patent (with the exception of applications and invention disclosures) is or has been contested or challenged. The Seller has not engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Transferred Patents or any Transferred Intellectual Property Rights. The Seller and, as far as the Seller is aware, its patent counsel have complied with their duty of candor and disclosure and have made no material

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

misrepresentations in the filings submitted to the applicable Governmental Authorities with respect to all Transferred Patents.

6.1
Effect of Transaction. Neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions or agreements contemplated by this Agreement will, with or without notice or the lapse of time, result in, or give any other person the right or option to cause or declare, (i) a loss of, or lien on, any Business Intellectual Property or any material Licensed Intellectual Property as listed in Annex B and Annex C of the Intellectual Property Transfer and License Agreement; (ii) a breach of, termination of, or acceleration or modification of any right or obligation under any Intellectual Property Contract material to the operation of the Business; (iii) the release, disclosure, or delivery of any Business Intellectual Property by or to any escrow agent or other person; or (iii) the grant, assignment, or transfer to any other person of any license or other right or interest under, to, or in any Business Intellectual Property.

6.1
Sufficiency. The Seller and the Seller Affiliates own or otherwise have the right to use all Technology and Intellectual Property Rights which are necessary for or used in the operation of the Business as currently conducted. For the avoidance of doubt, this Clause 6.6 shall not be construed to be a warranty of non-infringement, non-misappropriation, or other non-violation of any Intellectual Property Right of any other person.

6.1
Non-infringement. As far as the Seller is aware, (i) neither the Seller nor any of the Seller Affiliates has infringed, misappropriated, or otherwise violated any Intellectual Property Right of any other person in the operation of the Business, and (ii) the Company Products and the Business Intellectual Property have not and do not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any other person and (iii) the Licensed Intellectual Property has not and does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any other person within the Business Fields. During the five (5) years preceding the date hereof, the Seller has not received any notice in writing relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any Patent or other Intellectual Property Right of another person, related to the Business Intellectual Property, the Company Products, or the operation of the Business. As far as the Seller is aware, no person has infringed any of the Transferred Patents.

6.1
Software. None of the Software developed, marketed, distributed, licensed, by Seller or Seller Affiliates in the operation of the Business or sale of Company Products (collectively, the “Company Software”) (i) contains any bug, defect, or error that materially and adversely affects the use, functionality or performance of such Company Software or any product or system containing or used in conjunction with such Company Software; or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of any Company Product or any product or system containing or used in conjunction with such Company Product.

6.1	Malicious Code. No Company Software contains any “back door,” “drop dead device,” “time

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) materially disrupting, disabling or harming the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (ii) compromising the privacy or data security of a user of the Company Software or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”). The Seller implements industry standard measures designed to prevent the introduction of Malicious Code into Company Software, including firewall protections and regular virus scans.

6.1
Source Code. No source code for any Company Software has been delivered, licensed, or made available to any escrow agent or other person who is not, as of the date of this Agreement, an employee of the Business. The Seller has no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software to any escrow agent or other person. As far as the Seller is aware, no event has occurred, and no circumstance or condition exists, that will, or could reasonably be expected to, result in the delivery, license, or disclosure of any source code for any Company Software by an escrow agent to any other person who is not, as of the date of this Agreement, an employee of the Business.

6.1
Open Source. No Company Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that could require, or could condition the use or distribution of such Company Software or portion thereof on, (A) the disclosure, licensing, or distribution of any source code for any portion of such Company Software, or (B) the granting to licensees of the right to make derivative works or other modifications to such Company Software or portions thereof.

6.1
Funding Sources. As from 1st October 2006, and, as far as the Seller is aware, up to 1st October 2006, no funding, facilities, or personnel of any Governmental Authority or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Business Intellectual Property.

6.2
Standards Bodies. As from 1st October 2006, and, as far as the Seller is aware, up to 1st October 2006, the Seller is not and has not been, a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Seller to grant or offer to any other person any license or right to any Business Intellectual Property.

7	Contracts and other agreements

7.1	Except as set forth on Paragraph 7.1 of the Disclosure Letter or in the relevant section of the Data Room referenced in such paragraph, no Contract or Intellectual Property Contract constitutes:

(a)	a joint venture, partnership or other agreement involving sharing of profits of the Business

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with any person or entity;

(b)	a Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) for the benefit of the Business;

(c)
an Intellectual Property Contract pursuant to which any Transferred Patents, excluding the Transferred Patents listed in Annex H of the Intellectual Property Transfer and License Agreement [***], are or have been licensed (whether or not such license is currently exercisable), sold or assigned to any third party by the Seller or the Seller Affiliates, or pursuant to which any Transferred Patents, excluding the [***], are the subject of an undertaking of non-assertion in favor of any third party, except for Intellectual Property Contracts granting non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(d)	a Contract or Intellectual Property Contract pertaining to any Transferred Patents, excluding the [***], with a Governmental Authority;

(e)	a Contract or Intellectual Property Contract containing covenants directly or explicitly limiting the freedom of the Seller or any of the Seller Affiliates to compete in the Business Fields;

(f)	an indemnification agreement, other than indemnification offered in connection with commercial transactions in the ordinary course of business;

(g)
a Contract between any Business Seller, on the one hand, and any current or former employee, director or officer of any Business Seller or any person connected (as defined by applicable Law in the relevant jurisdiction) with any of such persons, or in which any such person is interested (whether directly or indirectly); or

(h)	a Contract between any Business Seller, on the one hand, and any member of the Seller’s Group (excluding the Business Sellers), on the other hand.

7.2
To the Seller’s knowledge, all Contracts and all Intellectual Property Contracts are valid and binding obligations of the parties thereto and the terms thereof have been complied with in all material respects by the relevant Business Seller and, to the Seller’s knowledge, any other party to such contracts, and no written notice of termination or of intention to terminate has been received in respect of any Contracts. To the Seller’s knowledge, the Transaction will not result in a material breach of, or give any third party a right to terminate, or result in any Encumbrance under, any Contract.

8	Business Employees and employee benefits

8.1
Paragraph 8.1 of the Disclosure Letter sets forth by reference to the relevant section of the Data Room a true and complete list of all 67 persons employed primarily in the Business by any member of the Seller’s Group as at Signing, containing, in each case to the extent applicable, (i) an identification number, (ii) date of hire, (iii) position, (iv) department/function, (v) employing entity and location, (vi) base salary, (vii) bonus opportunity, (viii) visa type,

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(ix) any applicable collective bargaining agreement and/or collective agreement, (x) special leave status, (xi) status as full-time or part-time or old-age part-timer, (xii) home country of residence, (xiii) work schedule as per the collective bargaining agreement, (xiv) the existence of any employment, severance, change in control, termination or similar arrangement or agreement and (xv) the existence of any equity or equity based compensation, awards or agreements (and a description of any such awards).

8.2
All of the Business Employees have the legal right to perform services for the Seller or the Seller Affiliates, as applicable, without condition in accordance with local immigration, work permit and similar applicable Laws and regulations. None of the Business Employees has notified the Seller or any of the Seller Affiliates that he or she intends to resign or retire within one year after the Closing Date.

8.3
Paragraph 8.3 of the Disclosure Letter, by reference to the relevant section of the Data Room, includes a form of employment agreement containing the standard terms and conditions of employment for each of the Business Employees. The terms and conditions of such form of employment agreement reflect in all material respects the terms and conditions of the employment agreements entered into between the relevant members of the Seller’s Group and each Business Employee. The Data Room includes any employment agreements which contain terms and conditions that deviate in any material respect from the terms and conditions of the form of employment agreement provided.

8.4
Except as set forth in Paragraph 8.4 of the Disclosure Letter, by reference to the relevant section of the Data Room, no liability which remains to be discharged has been incurred by any Business Seller for breach of any contract of employment with any Business Employee or for breach of any statutory employment right.

8.5
No Business Seller is involved in any, and there is no pending or threatened, labor strike, work stoppage, slowdown or industrial or trade dispute or any dispute or negotiation regarding a claim of material importance with any trade union or other body representing Business Employees or former employees of the Seller or any of the Seller Affiliates who were primarily employed in the Business.

8.6
The documents disclosed in the Data Room contain all material details of the rules and other documentation relating to all share incentive, share options, profit-sharing, bonus and other incentive arrangements in respect of any Business Employees.

8.7
The documents disclosed in the Data Room contain all material details of the rules and other documentation relating to employee benefits or entitlements, including but not limited to Retirement Benefit Arrangements, vacation, group or individual health, dental, medical, life insurance, survivor benefits, and all other employee benefit plans, contracts, agreements, programs, policies, whether oral or written, maintained or contributed to by the Seller or any of the Seller Affiliates for the benefit of any Business Employee (each, a “Seller Benefit Plan”).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.8
Except as could not reasonably be expected to result in a material Liability to the Purchaser or the Purchaser’s Group, each Seller Benefit Plan has been established and administered in all material respects in accordance with its terms and in compliance with the applicable requirements of all applicable Laws.

9	Legal compliance

9.1
To the Seller’s knowledge, the Seller and the Seller Affiliates have conducted, and are conducting, the Business in all material respects in compliance with all applicable Laws that affect the Business and the Business Assets, and, as of the date of this Agreement, no notice, charge, claim, Proceeding or assertion has been received by the Seller, with respect to the Business or to the Seller's knowledge, has been filed, commenced or threatened against the Seller or the Seller Affiliates, alleging any violation of any of the foregoing, which could reasonably be expected to have a material adverse effect on the Business.

9.2
As of the date of this Agreement, neither the Seller or any of the Seller Affiliates, with respect to the Business, has at any time received any notice or direction from any Governmental Authority challenging or questioning the legal right of the Seller or any of the Seller Affiliates to design, market, offer or sell any of the products or services of the Business or the use of the Business Assets in the present manner or style thereof that has not been resolved.

10	Environment

10.1	For the purposes of this Paragraph 10:
"Environment" means any or all of the following media (alone or in combination): air; water (including water underground or in the soil); soil and land and any ecological systems and living organisms supported by these media;
"Environmental Law" means all Law of any relevant jurisdiction in force whose purpose is to protect or prevent pollution of the Environment or to regulate emissions, discharges, or releases of Hazardous Substances into the Environment, or to regulate the use, treatment, storage, burial, disposal, transport or handling of Hazardous Substances;
“Environmental Permits” means all permits relating to or required by Environmental Laws and affecting, or relating in any way to, the Business; and
"Hazardous Substances" means, to the extent regulated by the applicable Governmental Authority having jurisdiction to determine any matter arising under Environmental Law or relating to the Environment, any wastes, pollutants, contaminants and any other natural or artificial substance (whether in the form of a solid, liquid, gas or vapour) which is capable of causing harm or damage to the Environment or a nuisance to any person.

10.2	To the Seller’s knowledge, each Business Seller is conducting and during the Relevant Period has conducted, the Business in material compliance with Environmental Law.

10.3	No Business Seller has in relation to the Business received any written notice during the Relevant

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Period of any civil, criminal, regulatory or administrative action, claim, investigation or other Proceeding or suit relating to a contravention of Environmental Law.

11	Anti-competitive agreements and practices

11.1	No Contract is the subject of written notice received by any member of the Seller's Group from any relevant regulatory authority that it:

(a)	is unenforceable or void; or

(b)	renders the Business Seller that is party thereto liable to civil, criminal or administrative Proceedings, in either case by virtue of any anti-trust or similar legislation in any jurisdiction in which any Business Seller carries on the Business.

11.2	No member of the Seller's Group is in relation to the Business a party to any agreement, practice or arrangement which in whole or in part contravenes:

(a)	Articles 101(1) or 102 of the Treaty on the Functioning of the European Union;

(b)	any United States antitrust law, including the Sherman Act; and

(c)
any other anti-trust, anti-monopoly or anti-cartel legislation or regulations or any other similar applicable statute, order or regulation, including the Netherlands Competition Act ('Mededingingswet').

12	Litigation

12.1
No member of the Seller’s Group is involved, whether as claimant or defendant or other party, in any claim, Proceeding, litigation, prosecution, investigation, inquiry or arbitration (other than as claimant in the collection of debts arising in the ordinary course of its business) which is material to the Business or the Business Assets.

12.2
To the Seller’s knowledge, no claim, Proceeding, litigation, prosecution, investigation, inquiry or arbitration of material importance to the Business or the Business Assets is threatened against any Business Seller.

12.3
At Signing and to the Seller’s knowledge, there is no fact or circumstance that, either alone or together with other facts and circumstances, could reasonably be expected to give rise to any material Proceeding against, relating to or affecting the Business or any of the Business Assets.

12.4
At Signing, there is no judgment, decree or order against the Seller or any of the Seller Affiliates related to the Business or, to the Knowledge of the Seller, any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, alter or delay the Transaction.

13	Insurance

13.1
Paragraph 13.1 of the Disclosure Letter, by referencing to the relevant section of the Data Room, lists all insurance policies in effect as of the date hereof relating to the assets, business, operations, employees, officers or directors of the Business. Such policies of insurance (or other policies

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

providing substantially similar insurance coverage) are in full force and effect. All premiums payable under all such policies have been timely paid and the Seller and the Seller Affiliates have otherwise in all material respects complied with the terms and conditions of all such policies. To the Seller’s knowledge, there is no threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies.

13.2
Details of all outstanding insurance claims in excess of $100,000 (hundred thousand United States dollars) and of all insurance claims in excess of $100,000 (hundred thousand United States dollars) made during the past two (2) years preceding the Signing Date have been made available to the Purchaser in the Data Room. There is no material claim by the Seller or any of the Seller Affiliates pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights.

14	Products

14.1
Each Company Product, other than products currently in development, is, and at all times up to and including the sale thereof has been, in compliance in all material respects with all applicable Laws. None of the Company Products contain any systemic bug, defect, or error that materially and adversely affects the use, functionality, or performance of such products or any product or system containing or used in conjunction with such products where the rate of Company Product failure is abnormal, epidemic, or catastrophic.

14.2
Paragraph 14.2 of the Disclosure Letter, by referencing to the relevant section of the Data Room, includes a copy of the standard terms and conditions of the sale for each of the Company Products. No Company Product is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or beyond that implied or imposed by applicable Law.

15	Finder’s Fees

15.1
There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Seller or any of the Seller Affiliates who is entitled to any fee or commission in connection with the Transaction.

16	Tax Matters

16.1	There are no Encumbrances for Taxes other than statutory liens for current Taxes not yet due and payable on any of the Business Assets.

16.2
All Taxes payable with respect to the Business Assets, with respect to the Business or otherwise on the Seller and the Seller Affiliates have been timely paid (other than Taxes being contested in good faith by appropriate Proceedings for which the Seller has an adequate reserve and for which the Purchaser will have no Liability), and there are no audits pending or threatened against the Seller or the Seller Affiliates that are reasonably expected to give rise in an Encumbrance for Taxes on any of the Business Assets, affect the Business or result in any Liability of the Purchaser

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

or its affiliates therefor.

17	Information

17.1
No material information, other than financial information or information relating to financial performance, in writing made or furnished by the Seller or any of its Representatives, including as part of the Data Room or any other disclosures and those contained in this Agreement and the various schedules attached hereto, (i) contains any materially untrue statement or fact or (ii) omits any fact necessary to make the information contained therein in light of the circumstances in which they were made, not materially misleading.

17.2
The financial information related to historical costs of the Business that has been made or furnished by the Seller or any of its Representatives in writing, including as part of the Data Room or any other disclosures and those contained in this Agreement and the various schedules attached hereto, has in all material respects been prepared in accordance with the Seller’s internal financial policies and practices and using methods and/or systems that are regularly used in the Seller’s operations.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 8	Additional Amount
(Clause 3.1(b))
FORMULA
The Additional Amount is the United States dollar amount calculated as (X / Y * Z), where:

(i)	X equals $1,000,000 (one million United States dollars);

(ii)	Y equals 30; and

(iii)	Z equals the number of calendar days elapsed following the Target Closing Date through the Closing Date.

SAMPLE CALCULATIONS
Fictitious example 1
Should the Closing occur on 19 June 2012

(i)	Z equals 15

(ii)	the Additional Amount equals ($1,000,000/30*15)= $500,000

Fictitious example 2
Should the Closing occur on 1 July 2012

(i)	Z equals 27

(ii)	the Additional Amount equals ($1,000,000/30*27) = $900,000

Fictitious example 3
Should the Closing occur on 19 July 2012

(i)	Z equals 45

(ii)	the Additional Amount equals ($1,000,000/30*45) =$1,500,000

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 9	Disclosure Letter
(Clause 8.2.1)

1	This Disclosure Letter is deemed to include by reference the information set out below:

(a)	General disclosures

(i)
the contents of the Data Room of which an index is included as Paragraph 1 of Schedule 14 to the Agreement; provided, however, that the Seller shall use good faith efforts to make disclosures under Paragraph 1(b) to this Schedule 9 that refer to the specific Paragraph number of the Seller’s Warranties to which such disclosures relate; and

(ii)	any matter which is disclosed in the Agreement.

(a)	Specific disclosures
This Disclosure Letter is deemed to include by reference the information set out below. For convenience, each disclosure refers to the Paragraph number of the Seller's Warranties to which the disclosure relates. Any reference in a particular Paragraph of the Disclosure Letter shall only be deemed to be an exception to or, as applicable, a disclosure for purposes of, (i) the representations and warranties of the Seller that are contained in the corresponding Paragraph number of the Seller’s Warranties and (ii) any other representations and warranties of the Seller that are contained in the Seller’s Warranties, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to an individual who has read that reference and such representations and warranties.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 10	Individuals deemed to have knowledge in respect of relevant Seller's Warranties
(Clause 8.1.3)

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 11	Agreed Terms Intellectual Property Transfer and License Agreement
(Paragraph 2(a) of Schedule 5)

Intellectual Property Transfer and License Agreement

Relating to
HIGH SPEED CONVERTER BUSINESS OF NXP

Between
NXP B.V.

and

Integrated Device Technology, Inc.

Dated             [●]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

INTELLECTUAL PROPERTY TRANSFER AND LICENSE AGREEMENT

THE UNDERSIGNED:

(1)
NXP B.V., a private limited liability company incorporated under the laws of the Netherlands, with corporate seat in Eindhoven, and registered address at High Tech Campus, 5656AG, Eindhoven, the Netherlands (the "Seller"); and

(2)
Integrated Device Technology, Inc., a company incorporated under the laws of Delaware, with its registered office in 6024 Silver Creek Valley Road, San Jose, California, 95138, United States of America (the "Purchaser");

together also to be referred to as "Parties" and each party individually as a "Party", as the case may be,

WHEREAS:

(A)
The Seller has decided to divest the Business. To this effect the Seller sold the Business and the related assets and liabilities to the Purchaser, and the Purchaser acquired the same, on and subject to the terms and conditions set out in the Business Purchase Agreement;

(B)
By this Intellectual Property Transfer and License Agreement the Seller and the Purchaser wish to set out the terms and conditions applicable to the assignment, transfer and licensing to the Purchaser and its Affiliates of certain Intellectual Property Rights and Technology at the Closing Date, in order to achieve that Purchaser and its Affiliates shall acquire, by way of assignment or license, rights to certain Intellectual Property Rights and Technology used in the Business immediately prior to the Closing Date;

(C)
Furthermore, the Parties wish to ensure that Seller's ongoing business activities do not infringe on the assigned Transferred Patents, Transferred Intellectual Property Rights and Transferred Technology by the granting of a license-back to the Transferred Patents, Transferred Intellectual Property Rights and Transferred Technology.

NOW, THEREFORE, in consideration of the mutual promises of the Parties, and for good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1	DEFINITIONS

1.1	When used in this Agreement, the following capitalised terms shall have the meanings set forth below:

Agreement
This Intellectual Property Transfer and License Agreement (including any Annexes attached hereto), as the same may be amended or supplemented from time to time in accordance with the provisions hereof.

Affiliates
In respect of the Purchaser, any and all Persons with respect to which, now or hereafter, Purchaser; or in respect of the Seller, any and all Persons with respect to which, now or hereafter, Seller Parent, directly or indirectly, holds more than fifty percent (50%) of the nominal value of, or more than fifty percent (50%) of the voting power at general meetings, or has the power to appoint and to dismiss a majority of the directors or otherwise to direct the activities of such Person, or any other Person qualifying as a 'subsidiary' as referred to in Section 2:24a of the Netherlands Civil Code, excluding in the case of Affiliates of the Seller or the Seller Parent: Trident Microsystems, Inc. and its downstream affiliates.

BPA	The Business Purchase Agreement by and between Seller and Purchaser dated 22 February 2012.
Business Fields
Any and all of the following markets, without any territorial restriction: (i) [***] high speed Analogue to Digital Converters or ADCs [***] and [***] high speed Digital to Analogue Converters or DACs [***] and (ii) the integration of one or more of the products described under (i), DAC/ADC Functionality, or of any Improvements thereto, into integrated circuits that are designed, made, offered for sale and sold by or on behalf of Purchaser and its Affiliates. For purposes of subsection (ii) in the preceding sentence, “Business Fields” specifically excludes the Excluded Fields.

Business Intellectual Property	The Transferred Patents, the Transferred Intellectual Property Rights and the Transferred Technology.
Company Intellectual Property	The Business Intellectual Property and the Licensed Intellectual Property.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

DAC/ADC IP Blocks
The specific IP blocks of Products as available at the Closing Date providing the functionality of high speed Analogue to Digital Converters or ADCs [***] and high speed Digital to Analogue Converters or DACs [***].

DAC/ADC Functionality
The functions of the DAC/ADC IP Blocks, providing, or used to assist in providing, the functionality of high speed Analogue to Digital Converters or ADCs [***] or high speed Digital to Analogue Converters or DACs [***].

Divested Entity
Any former Affiliate of a Party as and from the moment it no longer qualifies as an Affiliate under this Agreement because of a sale, conveyance or other transfer of such Affiliate, and any unincorporated business or division of a Party or an Affiliate as and from the moment it is divested by the Party or the relevant Affiliate of the Party to a transferee that is not an Affiliate of a Party.

Excluded Fields	Any and all of the following markets, without any territorial restriction: [***].
Improvements	Any improvements, enhancements, changes, modifications or derivative works.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Intellectual Property Rights
All rights of the following types, whether registered or unregistered, which may exist or be created under the laws of any jurisdiction: (A) Patents; (B) rights associated with works of authorship, including exclusive exploitation rights, copyrights (whether registered or unregistered) and moral rights (to the extent owned by Seller or any of its Affiliates) and any registrations and applications for registration thereof; (C) trademark, service mark, trade dress, logos, slogans, hash tags, 800 numbers and corporate names, social media pages, trade name and service name rights and similar rights, and the Goodwill associated therewith together with any registrations and applications for registration thereof (collectively, the items in (C) are referred to as “Trademarks”); (D) trade secrets and other rights in Know-how and confidential or proprietary information (including any business plans, designs, technical data, invention disclosures, customer data, financial information, pricing and cost information, bills of material, or other similar information); (E) mask work rights or equivalents, and registrations and applications for registration thereof; (F) rights in databases and data collections (including knowledge databases, customer lists and customer databases) under the Laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration therefor; and (G) any other proprietary rights applicable to Technology now known or hereafter recognized in any jurisdiction.

Know-how
Confidential and proprietary industrial and commercial information and techniques in any form including drawings, formulas, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions and market forecasts.

Licensed Intellectual Property	The Retained Patents, the Retained Intellectual Property Rights and the Retained Technology.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Licensed-in Intellectual Property
Intellectual Property Rights and Technology necessary for or used in the operation of the Business immediately prior to the Closing Date and owned by third parties and licensed to the Seller and with respect to which the Seller has the right to grant a sublicense of the scope granted herein to Purchaser and its Affiliates, without (i) consent, approval or the execution of a separate agreement, (ii) an obligation for the Seller to pay any royalty or other consideration to a third party and (iii) without imposing any other obligation upon the Seller.

Patents
United States and foreign patents and patent applications, registered design and registered design applications, any patents that issue as a result of those patent applications, and any renewals, reissues, re-examinations, extensions, continuations, continuations-in-part (to the extent based on inventions existing as of the Closing Date), subsequent divisions and substitutions relating to any of the patents and patent applications, as well as any inventions described in invention disclosures and any patents that issue as a result of patent applications filed for those invention disclosures.

Patent Family
(a) all Patents or applications in the same priority chain (i.e., all Patents and applications that claim priority to the same application or applications, and all Patents and applications from which priority is claimed by the identified patent or application but only to the extent that they validly claim such priority), (b) all corresponding foreign Patents and applications; and (c) all Patents and applications that are subject to a terminal disclaimer that disclaims the term of any such Patent or application beyond the term of any member of the family.

Products	The [***] high speed Analogue to Digital Converters or ADCs [***] and [***] high speed Digital to Analogue Converters or DACs [***] products listed in Annex A.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Retained Intellectual Property Rights
All Intellectual Property Rights (other than Patents and Trademarks) owned by the Seller or any Affiliate of the Seller immediately prior to the Closing Date, other than the Transferred Intellectual Property Rights, that are necessary for or used in the operation of the Business immediately prior to the Closing Date.

Retained Patents
All Patents (including all members of the Patent Family of such Patents) owned by the Seller or any Affiliate of the Seller immediately prior to the Closing Date, other than the Transferred Patents, that are necessary for or used in the operation of the Business immediately prior to the Closing Date. “Retained Patents” are deemed to include, but shall not be limited to, the Patents listed in Annex B to this Agreement.

Retained Technology
All Technology owned by the Seller or any Affiliate of the Seller immediately prior to the Closing Date, other than the Transferred Technology, that is necessary for or used in the operation of the Business immediately prior to the Closing Date. “Retained Technology” includes, but shall not be limited to, the Technology identified on Annex C to this Agreement, consisting of, for each entry in Annex C, all relevant and available Software (including run time libraries (RTL)), firmware, functional blocks, GDS, netlists, designs, database tapes, algorithms and documentation (including relevant data sheets).

Software
A code in programming language contained in any format, including human, source code, and machine-readable, executable code format, together with associated technical documentation, data files, developers’ notes, build scripts and test scripts.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Technology
Know-how, diagrams, methods, protocols, schematics, design information, bills of material, build instructions, tooling requirements, manufacturing process technology, specifications, technical data, Software, algorithms, APIs, subroutines, techniques, user interfaces, IP cores, net lists, GDSII files, photomasks, works of authorship, documentation (including instruction manuals, samples, studies, and summaries), databases and data collections, and any other forms of technology, in each case whether or not embodied in any tangible form.

Transferred Intellectual Property Rights
The Intellectual Property Rights (other than Patents) owned by the Seller or any Affiliate of the Seller in the Transferred Technology and the Intellectual Property Rights (other than Patents) that are listed in Annex D attached hereto.

Transferred Patents	The Patents (including all active members of the Patent Family of such Patents) that are listed in Annex E attached hereto.
Transferred Technology
The Technology, including DAC/ADC IP Blocks, owned by the Seller or any Affiliate of the Seller and exclusively used in the operation of the Business immediately prior to the Closing Date, including the Technology identified on Annex F to this Agreement, consisting of, for each entry in Annex F, all relevant Software (including run time libraries (RTL)), firmware, functional blocks, GDS, netlists, designs, database tapes, algorithms and documentation.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[***] Field	The field of products and services incorporating [***]. The [***] Field specifically excludes products and services with respect to [***].

1.2	Any capitalised term used in this Agreement but not defined shall have the same meaning as ascribed thereto in the BPA.

2	INTERPRETATION

2.1	References to persons
References to a person include any individual, company or partnership whether or not having separate legal personality and wherever incorporated or registered.

2.2	References to obligations

2.2.1
Any reference in this Agreement to an obligation of the Seller and/or its Affiliates of the Seller shall be deemed to incorporate a reference to an obligation on the part of the Seller to procure that the relevant obligation is performed by the relevant Affiliate(s) of the Seller, on and subject to the terms and conditions set out in this Agreement.

2.2.2
Any reference in this Agreement to an obligation of the Purchaser and/or its Affiliates, shall be deemed to incorporate a reference to an obligation on the part of the Purchaser to procure that the relevant obligation is performed by the relevant Affiliate(s), on and subject to the terms and conditions set out in this Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.2.3
Any reference in this Agreement to an obligation of the Seller and/or its Affiliates, shall be deemed to incorporate a reference to an obligation on the part of the Seller to impart such obligation on any of its or its Affiliates' successors in interest.

2.2.4
Any reference in this Agreement to an obligation of the Purchaser and/or its Affiliates, shall be deemed to incorporate a reference to an obligation on the part of the Purchaser to impart such obligation on any of its or its Affiliates' successors in interest.

2.3	Legal Terms
In respect of any jurisdiction other than the Netherlands, a reference to any Netherlands legal term shall be construed as a reference to the term or concept which most nearly corresponds to it in that jurisdiction.

2.4	Other References

2.4.1	Whenever used in this Agreement, the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".

2.4.2	The terms “this Agreement,” ‘hereof,” “hereunder” and any similar expressions refer to this Agreement and not to any particular Clause or other portion hereof.

2.4.3	Whenever used in this Agreement, the words “as of” shall be deemed to include the day or moment in time specified thereafter.

2.4.4	Any reference in this Agreement to any gender shall include all genders, and words importing the singular shall include the plural and vice versa.

2.5	Drafting Party
No provision of this Agreement shall be interpreted against a Party solely as a result of the fact that such Party was responsible for the drafting of such provision.

2.6	Headings and References

2.6.1	The clause and paragraph headings and table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

2.6.2	A reference in this Agreement to a Clause or Annex is to the relevant Clause of or Annex to this Agreement.

2.7	Effective Date
This Agreement shall be executed and will become effective on the Closing Date.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3	TRANSFERRED PATENTS

3.1	Assignment of and License Back to Transferred Patents

3.1.1
Subject to the terms and conditions of this Agreement, the Seller does hereby assign to Purchaser, effective as of the Closing Date, all of the Seller's rights, title and interest in and to the Transferred Patents. If any Affiliate of Seller owns any Transferred Patent, either in whole or in part, Seller shall require such Affiliate to assign any such ownership interest, or other right, title and interest, in such Transferred Patent to Purchaser effective on the Closing Date, and guarantees that such Affiliate will do so on the Closing Date.

3.1.2
Purchaser hereby accepts, as of the Closing Date, the assignment of the Transferred Patents and hereby grants to the Seller and Seller’s Affiliates, with effect from the transfer of the Transferred Patents to the Purchaser, a non-exclusive, perpetual, non-transferable (except as set forth in Clause 14), irrevocable, world-wide, royalty-free, fully paid-up license, under the Transferred Patents outside of the [***] Field, to make, have made, use, sell and offer to sell, import and export, make derivative works of, reproduce, transmit, distribute, promote or commercialise in any other way (parts of) products and services, without the right to grant sublicenses, which license is hereby accepted by the Seller.

3.2	Assistance; Perfection and Effectuation

3.2.1
Seller will at its own cost provide at the Closing Date all patent files and other relevant documents and information with respect to the Transferred Patents and all non-active Patent Family members of such Transferred Patents.

3.2.2
Seller shall at its own cost, and shall cause its relevant Affiliates to, execute and deliver all assignments, evidence or authorisations as may be required to effect or to formalise the transfer of the Transferred Patents and, subject to Section 3.3, to assist the Purchaser in recording the Transferred Patents at the relevant government registration offices in the name of the Purchaser or its designated Affiliate. For the purpose of the registration of the transfer of the legal title to the Transferred Patents as per Clause 3.1.1 hereof, the Seller and the Purchaser shall sign a deed of transfer (or such number of additional deeds as required) substantially in the form of Annex G, which deed shall be effective as of the Closing Date.

3.3	Other Costs
The Seller shall not bear any costs of prosecution and maintenance of the Transferred Patents arising after the Closing Date, including any remuneration payable by statute to inventors in accordance with applicable national laws with respect to any of the Transferred Patents on and after the Closing Date. If Purchaser requests assistance following the Closing Date in the maintenance or prosecution of the Transferred Patents, Seller agrees to provide such reasonable assistance at Purchaser’s reasonable expense.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.4	No Pre-Closing Rights
It is confirmed that the Purchaser does not acquire any rights accruing from ownership of the Transferred Patents prior to the Closing Date. Accordingly, the Purchaser shall not have the right to (i) collect royalties with respect to the period up to the Closing Date, or to (ii) sue and to collect damages in respect of any act of infringement committed prior to the Closing Date. The Seller and its Affiliates shall not be obliged to take any action in relation to any third party for any act of infringement prior to the Closing Date.

3.5	PCT applications
The Seller does hereby assign all its rights, title and interest the Seller may have in and to the PCT applications set out in Annex I. For the avoidance of doubt, these PCT applications do not qualify as Transferred Patents or Transferred Intellectual Property Rights for the purposes of this Agreement or the BPA.

4	LICENSE UNDER RETAINED PATENTS

4.1
Subject to the terms and conditions of this Agreement, the Seller hereby grants, and shall cause its relevant Affiliates to grant, to the Purchaser and its Affiliates, effective as of the Closing Date, a non-exclusive, perpetual, non-transferable (except as set forth in Clause 14.1 below), irrevocable, world-wide, royalty-free, fully paid-up license, under the Retained Patents and solely with respect to the Business Fields, to make, have made, use, sell and offer to sell, import and export, make derivative works of, reproduce, transmit, distribute, promote or commercialise in any other way products and services associated therewith, without the right to grant sublicenses, which license the Purchaser hereby accepts.

4.2
With respect to products or services other than [***] high speed Analogue to Digital Converters or ADCs [***] and [***] high speed Digital to Analogue Converters or DACs [***], Purchaser acknowledges that Clause 4.1 does not convey a license for any such product or service as a whole but only regarding the DAC/ADC Functionality incorporated into such products or services.

5	TRANSFERRED INTELLECTUAL PROPERTY RIGHTS AND TRANSFERRED TECHNOLOGY

5.1	Assignment of and License Back of Transferred Intellectual Property and to Transferred Technology

5.1.1
Subject to the terms and conditions of this Agreement, the Seller does hereby assign to Purchaser, effective as of the Closing Date, all of the Seller's rights, title and interest in and to the Transferred Intellectual Property Rights and the Transferred Technology. If any Affiliate of Seller owns any Transferred Intellectual Property Rights or Transferred Technology, either in whole or in part, Seller shall require such Affiliate to assign any such ownership interest, or other right, title and interest, in such Transferred Intellectual Property Right and Transferred Technology to Purchaser

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

effective on the Closing Date, and guarantees that such Affiliate will do so on the Closing Date.

5.1.2
Purchaser hereby accepts, as of the Closing Date, the assignment of the Transferred Intellectual Property Rights and the Transferred Technology and hereby grants to the Seller and its Affiliates, with effect from the transfer of the Transferred Intellectual Property and the Transferred Technology to the Purchaser, a non-exclusive, perpetual, non-transferable (except as set forth in Clause 14, irrevocable, world-wide, royalty-free, fully paid-up license, under the Transferred Intellectual Property Rights and to the Transferred Technology outside of the [***] Field, to use modify and prepare derivative works of and otherwise exploit such Transferred Technology, including the right to make, have made, use, sell and offer to sell, import and export, make derivative works of, reproduce, transmit, distribute, promote or commercialise in any other way (parts of) products and services, without the right to grant sublicenses, which license is hereby accepted by the Seller.

6	LICENSE UNDER RETAINED INTELLECTUAL PROPERTY RIGHTS AND TO RETAINED TECHNOLOGY

6.1
Subject to the terms and conditions of this Agreement, the Seller hereby grants, and shall cause its relevant Affiliates to grant, to the Purchaser and its Affiliates, effective as of the Closing Date, a non-exclusive, perpetual, non-transferable (except as set forth in Clause 14 below), irrevocable, world-wide, royalty-free, fully paid-up license, under the Retained Intellectual Property Rights and the Retained Technology and solely with respect to the Business Fields, to make, have made, use, sell and offer to sell, import and export, make derivative works of, reproduce, transmit, distribute, promote or commercialise in any other way products and services associated therewith, without the right to grant sublicenses, which license the Purchaser hereby accepts.

6.2
With respect to products or services other than [***] high speed Analogue to Digital Converters or ADCs [***] and [***] high speed Digital to Analogue Converters or DACs [***], Purchaser acknowledges that Clause 6.1 does not convey a license for any such product or service as a whole but only regarding the DAC/ADC Functionality incorporated into such products or services.

7	LICENSED-IN INTELLECTUAL PROPERTY AND OTHER THIRD PARTY INTELLECTUAL PROPERTY

7.1
Subject to the terms and conditions of this Agreement, the Seller hereby grants to the Purchaser and its Affiliates, effective as of the Closing Date, a non-exclusive, perpetual, non-transferable, irrevocable, world-wide, royalty-free, fully paid-up sublicense, under the Licensed-in Intellectual Property and solely with respect to the Business Fields, to make, have made, use, sell and offer to sell, import and export, make derivative works of, reproduce, transmit, distribute, promote or commercialise in any other way products and services associated therewith, without the right to grant sub-sublicenses, which license the Purchaser hereby accepts, provided that such sublicense shall not provide any rights beyond Seller is entitled to provide under the terms under which Seller is licensed under the Licensed-in Intellectual Property.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.2
With respect to products or services other than [***] high speed Analogue to Digital Converters or ADCs [***] and [***] high speed Digital to Analogue Converters or DACs [***], Purchaser acknowledges that Clause 7.1 does not convey a sublicense for any such product or service as a whole but only regarding the DAC/ADC Functionality incorporated into such products or services.

7.3
For third party Intellectual Property Rights (other than the Licensed-in Intellectual Property), used in the operation of the Business immediately prior to the Closing Date and for which Seller is licensed under an agreement with such third party that includes a divested company provision, the Seller shall use its reasonable efforts, for no additional consideration, to assist the Purchaser in obtaining, in accordance with the applicable divested company provisions in such third party agreement, the available divested company rights under the third party agreement, where applicable through a new agreement between the Purchaser and such third party, subject to all terms, conditions, obligations and limitations of that third party agreement. For the avoidance of doubt, Purchaser will bear the costs associated with obtaining or performing a new agreement between the Purchaser and such third party but will not bear any of Seller’s internal costs to provide the assistance described in this Clause 7.3.

8	OWNERSHIP AND MAINTENANCE OF INTELLECTUAL PROPERTY

8.1
Ownership of the Patents and Technology: As between the Parties, as of the Closing Date and subject to the terms of this Agreement Purchaser shall own all right, title and interest in and to the Transferred Patents, the Transferred Intellectual Property Rights and the Transferred Technology. As between the Parties, as of the Closing Date and subject to the terms of this Agreement Seller shall own all right, title and interest in and to the Retained Patents, Retained Intellectual Property Rights and the Retained Technology. All rights not expressly granted in this Agreement are reserved.

8.2
Ownership of Improvements: As between the Parties, Purchaser will own all right, title and interest, including intellectual property rights, in and to any Improvement to the Retained Technology or Retained Intellectual Property Rights made by or for Purchaser or its Affiliates after the Closing Date in the exercise of the licenses granted to Purchaser and its Affiliates hereunder, subject only to the ownership of Seller or its Affiliates in the underlying Retained Patents, Retained Intellectual Property Rights and Retained Technology. All right, title and interest in and to Improvements to the Retained Intellectual Property Rights and Retained Technology made by or for Seller or its Affiliates after the Closing Date will be owned by Seller or its Affiliates. As between the Parties, Seller will own all right, title and interest, including intellectual property rights, in and to any Improvement to the Transferred Intellectual Property Rights and the Transferred Technology made by or for Seller or its Affiliates after the Closing Date in the exercise of the licenses granted to Seller and its Affiliates hereunder, subject only to the ownership of Purchaser or its Affiliates in the underlying Transferred Patents, Transferred Intellectual Property Rights and Transferred Technology. All right, title and interest in and to Improvements to the Transferred Intellectual Property Rights and Transferred Technology made by or for Purchaser or its Affiliates after the Closing Date will be owned by Purchaser or its Affiliates.

9	DELIVERY OF TECHNOLOGY

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.1
At the Closing Date, the Seller will deliver to the Purchaser copies of the Transferred Technology and the Retained Technology that are in the physical or electronic possession or under control of the Seller or its Affiliates at the Closing Date and not otherwise delivered in connection with the transactions contemplated by the BPA. For items inadvertently not delivered at the Closing Date, or for items the Purchaser cannot locate by the Closing Date following a reasonable search, Seller will deliver or will cause to be delivered, upon request of Purchaser, such items as promptly as practicable after receipt of such request.

9.2
Upon request from time to time by the Seller and as promptly as practicable thereafter, the Purchaser will deliver copies of the Transferred Technology and the Retained Technology that are in the physical or electronic possession or under control of the Purchaser or its Affiliates but only if and to the extent that they were not retained by the Seller or the Seller cannot locate them following a reasonable search.

9.3
The Parties are only obliged to deliver Transferred Technology or Retained Technology (as applicable) in the form that they exist as of the Closing Date. Without limitation, the Parties are not entitled to receive any Improvements to any such technology made by or for any member of the other Party or its Affiliates after the Closing Date.

9.4
Notwithstanding Clause 9.1 and Clause 9.2 above, the Seller is not required to take any action under Clause 9.1 on a request first made more than twelve (12) months following the Closing Date, and the Purchaser is not required to take any action under Clause 9.2 on a request first made more than twelve (12) months following the Closing Date.

9.5	The delivery in each case will be made by electronic means or such other means as mutually agreed by the Parties.

9.6
This Clause 9 does not apply to (i) any deliveries to be made under any other agreement between the Parties; (ii) the photomask identified in Annex C, for which access shall be granted under the terms of the Manufacturing Services Agreement to be entered into between the Parties; and (iii) (front-end and back-end) manufacturing process technology as well as hardware and software used for the manufacturing and testing of Products, for which the parties shall agree on appropriate arrangements as required for the manufacturing of such Products in the Manufacturing Services Agreement to be entered into between the Parties. The Parties agree that subsection (iii) above is not intended to limit Seller’s obligation to deliver, consistent with industry practice, process yield information and performance data used to evaluate the manufacture of Products, the delivery of which will be carried out under the Manufacturing Services Agreement to be entered into between the Parties.

10	PRIOR THIRD PARTY RIGHTS

10.1
In addition to the conditions expressly set forth elsewhere in this Agreement, all rights in or to any Transferred Patents or Retained Patents, Transferred Intellectual Property Rights or Retained Intellectual Property Rights, or Transferred Technology or Retained Technology granted by

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

assignment, license or otherwise under this Agreement, are subject to (x) any rights granted to or retained by, and any restrictions validly imposed by, any third party with respect to such Transferred Patents or Retained Patents, Transferred Intellectual Property Rights or Retained Intellectual Property Rights, or Transferred Technology or Retained Technology as of the Closing Date and (y) any rights required to be granted to or retained by, and any restrictions to be validly imposed by, any third party with respect to such Transferred Patents or Retained Patents, Transferred Intellectual Property Rights or Retained Intellectual Property Rights, or Transferred Technology or Retained Technology pursuant to obligations in existence as of the Closing Date. Seller shall disclose to Purchaser any such rights with respect to Transferred Patents other than [***], to the extent required under Clause 7.1 (c) of Schedule 7 to the BPA.

10.2
Notwithstanding the foregoing, those Transferred Patents listed in Annex H (the [***]) shall not be subject to the disclosure obligation set forth in Section 10.1 Instead, within 30 days following receipt of the Purchaser written request specifying the third party against whom the Purchaser contemplates to enforce the [***], the Seller shall use its reasonable endeavors to confirm in writing whether or not that third party can claim rights under the [***] granted by the Seller under any prior agreement or prior commitment entered into prior to the Closing Date. Such written request of the Purchaser can only relate to specific [***] (and therefore not to all [***] in general) in relation to specific third parties.

11	DISCLAIMER

11.1
Other than as represented and warranted in the BPA or otherwise agreed elsewhere in the BPA or this Agreement, the assignments made by Seller and the licenses granted by Seller and Purchaser and/or their Affiliates hereunder are on an “as is” basis, without warranty of any kind. Each Party hereby expressly disclaims any express, statutory or implied representation or warranty (including any warranties of merchantability, fitness for a particular purpose, title, enforceability or non-infringement). Other than as represented and warranted in the BPA or otherwise agreed elsewhere in the BPA or this Agreement, neither Party warrants that any items delivered to or retained by the other Party hereunder will be error-free.

The Parties acknowledge and agree that neither Party nor its Affiliates shall have any obligation under this Agreement after the Closing Date to maintain, prosecute or file for any Transferred Patents or Retained Patents, Transferred Intellectual Property Rights or Retained Intellectual Property Rights, or other intellectual property rights pertaining to Transferred Technology or Retained Technology, or to provide to the other Party any Improvements to the Transferred Intellectual Property Rights or Retained Intellectual Property Rights or the Transferred Technology or the Retained Technology.

12	BPA AND LIMITATION OF LIABILITY

12.1
Any claims regarding the transfer of Transferred Patents, Transferred Intellectual Property Rights and Transferred Technology under this Agreement, shall be enforceable in accordance with Clause 9.3-9.4 sub 1 under c, 9.5 through 9.9 and Clause 10 of the BPA (to the extent necessary, mutatis mutandis), and liability, and limitations on such liability, in respect of any such claims regarding the

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

transfer of Transferred Patents, Transferred Intellectual Property Rights and Transferred Technology shall be determined in accordance with the terms of the BPA, except as otherwise provided under Clause 12.2 below.

12.2
TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AND EXCEPT FOR BREACHES OF CONFIDENTIALITY OBLIGATIONS, BREACHES OF LICENSE RESTRICTIONS, OR EXCEEDING THE SCOPE OF THE LICENSES GRANTED, IN NO EVENT SHALL EITHER PARTY BE LIABLE HEREUNDER TO THE OTHER PARTY, ITS AFFILIATES OR TO ANY THIRD PARTY CLAIMING THROUGH OR UNDER SUCH PARTY, FOR ANY LOSS OF PRODUCTION, LOST PROFITS, LOSS OF REVENUE, LOSS OF CONTRACT, LOSS OF GOODWILL OR LOSS OF CLAIM, LOSS OF DATA, EQUIPMENT DOWNTIME OR FOR ANY OTHER INDIRECT DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

13	TERMINATION

13.1
Unless otherwise agreed by the Parties in writing, this Agreement shall be effective on a perpetual basis and may not be terminated by any Party after the Closing Date. Each Party waives its right to rescind (ontbinden) this Agreement on the basis of section 6:265 of the Netherlands Civil Code. Furthermore, a mistaken Party shall bear the risk of any mistake (dwaling) in making this Agreement. Regardless of any termination of this Agreement, the license rights granted by each party to the other hereunder shall survive.

14	ASSIGNMENT AND DIVESTED ENTITIES

14.1
Save as explicitly provided otherwise in this Agreement, neither this Agreement nor any right or obligation hereunder is assignable in whole or in part, by operation of Law or otherwise, by any Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. except that either Party may transfer or assign its rights under this Agreement without the consent of the other Party: (a) to one or more of its current Affiliates or an Affiliate created due to an internal reorganisation; or (b) to a third party merger partner or the purchaser in connection with a merger, consolidation or sale of all or substantially all of its stock directly or indirectly or assets or of any portions of its business to which this Agreement relates. Any assignment or attempted assignment in violation of this Clause shall be null and void from the beginning.

14.2
Subject to the terms set forth in Clause 14.1 (Assignment), if an entity that is an Affiliate or an unincorporated business or division of (an Affiliate of) a Party becomes a Divested Entity of that Party, then such entity shall continue to have the licenses, subject to the terms of this Clause 14.2 granted to such Party or Affiliate under this Agreement after the date it becomes a Divested Entity (the “Divestment Date”) for a period of up to 120 days from the Divestment Date. On the request of the Divested Entity or transferee, to be made within 120 days as of the Divestment Date, the other Party hereto agrees to enter into a license agreement with that Divested Entity or transferee effective

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

as from the Divestment Date, and the license would be of the same scope and subject to the same terms and conditions as the licenses granted to the first Party and its Affiliates hereunder, except that the license (i) would only be with respect to Company Intellectual Property that is licensed to the first Party at the Divestment Date and that is relevant to the Divested Entity's business, and (ii) would in any event be limited in scope so as to apply only to the particular field of use of the Divested Entity's business and products of such Divested Entity's business, and would not extend to any products, services, businesses, operations or activities with which that business becomes combined or is merged.

15	EXPORT CONTROL

15.1
Purchaser shall use, and shall cause its Affiliates to use, the Retained Patents, Retained Intellectual Property Rights and Retained Technology in accordance with the export control laws and regulations applicable to the items, countries and persons or entities that Purchaser or any of its Affiliates is trading in or with. Purchaser represents and undertakes that the Retained Patents, Retained Intellectual Property Rights and Retained Technology will not be exported or re-exported to any person or country prohibited under applicable export control laws and regulations.

Seller shall use, and shall cause its Affiliates to use, the Transferred Patents, Transferred Intellectual Property Rights and Transferred Technology in accordance with the export control laws and regulations applicable to the items, countries and persons or entities that Seller or any of its Affiliates is trading in or with. Seller represents and undertakes that the Transferred Patents, Transferred Intellectual Property Rights and Transferred Technology will not be exported or re-exported to any person or country prohibited under applicable export control laws and regulations.

16	MISCELLANEOUS

16.1
No licenses are granted except those expressly granted under this Agreement. To the extent an expressly granted license under this Agreement includes the right to practice under one or more Patents that are part of the Transferred Patents or Retained Patents, each such license includes not only Patents in existence as of the Closing Date that are part of the Transferred Patents or Retained Patents, respectively, but also: (i) all subsequent divisions, continuations, continuations-in-part (but these only to the extent based on inventions existing as of the Closing Date), re-examinations, re-issues, provisionals, extensions and counterparts relating thereto; (ii) all Patents issuing after the Closing Date that arise from inventions first made, conceived or reduced to practice prior to the Closing Date that are part of the Transferred Technology or Retained Technology, respectively; and (iii) all Patent claims entitled to the benefit of a priority date from any of the foregoing Patents.

16.2
This Agreement and the clauses of the BPA referred to in this Agreement contain the entire agreement between the Parties to this Agreement relating to the subject matter of this Agreement, to the exclusion of any terms implied by Law which may be excluded by contract, and supersedes any previous written or oral arrangements, understandings, promises or agreements made or existing between the Parties to this Agreement in relation to the matters dealt with in this Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

16.3
The Parties shall at all times and for all purposes be deemed to be independent contractors and neither Party, nor either Party’s employees, representatives, subcontractors or agents, shall have the right or power to bind the other Party. Nothing contained in this Agreement shall be deemed or construed to constitute or create a partnership, association, joint venture or other agency between the Parties.

16.4
Any term of this Agreement may be amended, modified, rescinded, canceled or waived, in whole or in part, only by written instrument signed by each of the Parties or their respective permitted successors and assigns. Any amendment, or waiver effected in accordance with this Clause shall be binding upon the Parties and their respective permitted successors and assigns.

16.5
The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their Affiliates. Save as expressly otherwise stated, this Agreement shall not confer any rights, remedies or causes of action in, upon or on behalf of any person other than the Parties, their Affiliates and permitted successors and assigns and this Agreement does not contain any stipulation in favour of a third party (derdenbeding).

16.6
Failure or neglect by a Party to enforce at any time any of the provisions hereof shall not be construed nor shall be deemed to be a waiver of such Party’s rights hereunder nor in any way affect the validity of the whole or any part of this Agreement nor prejudice such Party’s rights to take subsequent action.

16.7	All rights and remedies conferred under this Agreement or by any other instrument or law shall be cumulative and may be exercised singularly or concurrently.

16.8	All notices or other communications hereunder shall be given in accordance with Clause 13.13 of the BPA.

16.9	The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

16.10	The provisions of this Agreement that by their nature are intended to survive termination of this Agreement shall so survive.

16.11
Except as otherwise set forth herein or in the BPA, each Party shall pay its own legal, accounting and other expenses incidental to this Agreement and the consummation of the transactions contemplated thereby.

16.12
This Agreement and the documents to be entered into pursuant to it, save as expressly otherwise provided therein, shall be governed by and in accordance with the laws of the Netherlands, without regard to the conflict of laws principles thereof. Any action or proceeding in respect of any claim arising out of or related to this Agreement shall be solely conducted by the Seller and the Purchaser in accordance with the procedure provided in Clause 13.16 of the BPA.

16.13	This Agreement may be executed in two or more counterparts, all of which, taken together, shall be considered to be one and the same instrument.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

AGREED AND SIGNED ON [●] BY:

NXP B.V.

_______________________________
By:
Title:

INTEGRATED DEVICE TECHNOLOGY, INC.

_______________________________
By:
Title:

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 12	Key Terms Manufacturing & Supply Agreement
(Clause 4.1.3)

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 13	Purchaser's Warranties
(Clause 8.3.1)

1	Authority and capacity, incorporation
The Purchaser and each Business Purchaser validly exists and is a company duly incorporated and registered under the Law of its jurisdiction of incorporation.

2	Authority to enter into Agreement

(a)
The Purchaser and each Business Purchaser have the legal right and full power and authority to enter into and perform this Agreement and any documents to be executed by it pursuant to or in connection with this Agreement.

(b)
The documents referred to in Paragraph 2(a) will, when executed, constitute valid and binding obligations on each of the Purchaser and the Business Purchasers in accordance with their respective terms.

3	Authorisation
Each of the Purchaser and the Business Purchasers have taken or will have taken by Closing all corporate action required by them to authorise them to enter into and to perform this Agreement and any documents to be executed by them under this Agreement.

4	Financing
The Purchaser has or will by Closing have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 14	Data Room index

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 15	Material Contracts
NONE

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 16	Agreed Terms Escrow Agreement
(Paragraph 2(c) of Schedule 5)

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 17	Key Employees
(Clause 4.1.7)

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 18	Allocation
(Clause 3.2.1)

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

THE FOLLOWING SCHEDULES AND ANNEXES TO THE BUSINESS PURCHASE AGREEMENT HAVE BEEN OMITTED IN ACCORDANCE WITH ITEM 601(B)(2) OF REGULATION S-K.

Schedule 2 — Business Sellers, Business / Business Assets, Business Purchasers
Schedule 6 — Agreed Terms Transitional Services Agreement
Schedule 9 — Disclosure Letter
Schedule 10 — Individuals deemed to have knowledge in respect of relevant Seller's Warranties
Schedule 12 — Key Terms Manufacturing & Supply Agreement
Schedule 14 — Data Room Index
Schedule 16 — Agreed Terms Escrow Agreement
Schedule 17 — Key Employees
Schedule 18 — Allocation

Annexes A through I of Schedule 11 - Agreed Terms Intellectual Property Transfer and License Agreement

Integrated Device Technology, Inc. will furnish supplementally a copy of any omitted schedule or annex to the Securities and Exchange Commission upon request, provided however that Integrated Device Technology, Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended for any schedule so furnished.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.